Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

between

CRYOLIFE, INC.

and

BAXTER HEALTHCARE CORPORATION

DATED AS OF JULY 28, 2021

(continued)

iii

(continued)

EXHIBITS

EXHIBIT A	Form of Baxter/CryoLife Transitional Manufacturing and Supply Agreement
EXHIBIT B	Form of Baxter/CryoLife Transitional Services Agreement
EXHIBIT C	Form of Termination Agreement
EXHIBIT D	Form of Baxter/SMI License Agreement
EXHIBIT E	Form of Baxter/SMI Distribution Agreement
EXHIBIT F	SMI Payments
EXHIBIT G-1	Form of Supplemental Bill of Sale
EXHIBIT G-2	Form of Manufacturing Assets Bill of Sale and Assignment and Assumption Agreement
EXHIBIT H	Form of Bill of Sale
EXHIBIT I	Form of Assignment and Assumption Agreement
EXHIBIT J	Form of Trademark Assignment Agreement

iv

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of the 28th day of July, 2021, between CryoLife, Inc., a Florida corporation (“Seller”), and Baxter Healthcare Corporation, a Delaware corporation (“Purchaser”). Seller and Purchaser are individually referred to as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller and its Selling Affiliates own certain assets which are used in the Business, including the Purchased Assets;

WHEREAS, in connection with the Business, Seller is a party to the CryoLife/SMI Agreements;

WHEREAS, the Parties desire that Seller shall, and shall cause the Selling Affiliates to, sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and the Selling Affiliates, all of Seller’s and the Selling Affiliates’ rights, title and interest in, to and under the Purchased Assets, and Purchaser shall assume the Assumed Liabilities, all as more specifically provided herein;

WHEREAS, concurrently with the Closing, Seller and Purchaser shall enter into (i) the Baxter/CryoLife Transitional Manufacturing and Supply Agreement in the form attached hereto as Exhibit A (the “TMSA”), pursuant to which, upon Seller’s receipt of PMA Approval for the Products, Seller shall act as a manufacturer and supplier of the Products to Purchaser on a transition basis and (ii) the Baxter/CryoLife Transitional Services Agreement in the form attached hereto as Exhibit B (the “TSA”) pursuant to which Seller shall provide the transition services identified therein;

WHEREAS, concurrently with the Closing, Seller and SMI shall enter into the Termination Agreement in the form attached hereto as Exhibit C pursuant to which Seller and SMI shall terminate the CryoLife/SMI Agreements (the “Termination Agreement”), with certain provisions surviving pursuant to the Termination Agreement; and

WHEREAS, concurrently with the Closing, Purchaser and SMI shall enter into (i) the License Agreement in the form attached hereto as Exhibit D pursuant to which, among other things, Purchaser shall license from SMI the technology underlying the SMI PerClot and, if applicable, the Products, and Purchaser shall license back certain intellectual property to SMI (the “Baxter/SMI License Agreement”) and (ii) the Distribution Agreement in the form attached hereto as Exhibit E (the “Baxter/SMI Distribution Agreement”) pursuant to which Purchaser shall act as a distributor of SMI PerClot for the period contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

Article I

DEFINITIONS AND TERMS

Section 1.1.    Definitions.  As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“Additional Transferred Books and Records” has the meaning set forth in Section 2.2.

“Additional Transferred Intellectual Property” has the meaning set forth in Section 2.2.

“Adjusted Initial Purchase Price” means an amount equal to the sum of (a) the Initial Purchase Price plus (b) the Contingent Payments earned by Seller pursuant to Section 3.2 minus (c) the SMI Payment.

“Affiliate” means, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreed Claims” has the meaning set forth in Section 8.6(c).

“Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof, including the fully executed copies of the Exhibits to which Purchaser and Seller and/or a Selling Affiliate are parties and the Schedules hereto.

“Allocation” has the meaning set forth in Section 3.3.

“Ancillary Agreements” means, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the Trademark Assignment Agreement, the TMSA, the TSA and each other agreement, document, instrument and/or certificate required by this Agreement to be executed and delivered by a Party immediately prior or upon the consummation of the Transactions.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.), the UK Bribery Act of 2010, the Anti-Kickback Act of 1986, or any other applicable anti-corruption or anti-bribery Laws of similar effect.

 “Assignment and Assumption Agreement” has the meaning set forth in Section 4.1(b)(iv).

“Assumed Contracts” has the meaning set forth in Section 2.1(a).

“Assumed Liabilities” has the meaning set forth in Section 2.5.

“Baxter/CryoLife Commercial Agreements” means the TMSA and the TSA.

“Baxter/SMI Distribution Agreement” has the meaning set forth in the Recitals.

“Baxter/SMI License Agreement” has the meaning set forth in the Recitals.

“Bill of Sale” has the meaning set forth in Section 4.1(b)(iii).

“Business” means (i) the operation of the business of marketing and distributing SMI PerClot by Seller and its Selling Affiliates; (ii) the development and commercialization of the Products and the related pursuit of FDA approval for the Products; and (iii) the performance of the Assumed Contracts by Seller or its Selling Affiliates, in each case, as carried on in the Product Territory by Seller or any of its Selling Affiliates as of the date of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York and Kennesaw, Georgia are authorized or obligated by Law or executive order to close.

“Claim Certificate” has the meaning set forth in Section 8.6(a).

“Closing” means the consummation of the Transactions pursuant to the terms of this Agreement.

“Closing Date” has the meaning set forth in Section 4.1(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Collateral Source” has the meaning set forth in Section 8.5.

“Competing Business” has the meaning set forth in Section 7.8(a)(i).

“Confidential Information” has the meaning set forth in Section 7.5(c).

“Contract” means any binding written or binding oral contract.

“Contingent Payments” has the meaning set forth in Section 3.2.

“CryoLife/SMI Agreements” means the CryoLife/SMI Distribution Agreement, the CryoLife/SMI License Agreement, the CryoLife/SMI Modified Starch Technology Transfer Agreement, the CryoLife/SMI Registration Rights Agreement, the CryoLife/SMI Trademark Assignment and License Agreement, the CryoLife/SMI Materials Transfer Agreement, the CryoLife/SMI Product Price Change Agreement, and the CryoLife/SMI Indemnification Agreement.

“CryoLife/SMI Distribution Agreement” means the Distribution Agreement, dated as of September 28, 2010, by and between SMI and Seller, as amended by the First Amendment to Distribution Agreement, dated as of May 18, 2011, and as further amended by the Second Amendment to Distribution Agreement, dated as of September 20, 2013 and the letter agreement dated as of March 5, 2014.

“CryoLife/SMI License Agreement” means the License Agreement, dated as of September 28, 2010, by and between SMI and Seller.

“CryoLife/SMI Modified Starch Technology Transfer Agreement” means the Modified Starch Technology Transfer Agreement, dated as of September 2, 2011, by and between SMI and Seller.

“CryoLife/SMI Registration Rights Agreement” means the Registration Rights Agreement, dated as of September 29, 2010, by and between Seller and SMI.

“CryoLife/SMI Trademark Assignment and License Agreement” means the Trademark Assignment and License Agreement, dated as of September 29, 2010, by and between Seller and SMI.

“CryoLife/SMI Materials Transfer Agreement” means the Materials Transfer Agreement dated as of October 29, 2009.

“CryoLife/SMI Product Price Change Agreement” means the Agreement on Product Price Change Due to Pad Printing dated as of November 2012.

“CryoLife/SMI Indemnification Agreement” means the Indemnification Agreement dated as of May 21, 2013.

“Disclosing Party” has the meaning set forth in Section 7.5(b).

“Disclosure Schedule” has the meaning set forth in Article V.

“Encumbrance” means any lien, pledge, hypothecation, mortgage, security interest, or similar encumbrance and including any agreement to give any of the foregoing in the future.

“Environmental Law” means any Law, Governmental Order or other requirement of Law, including common law, pertaining to the presence, release, threatened release, manufacture, generation, use, transport, treatment, storage, disposal, or recycling of Hazardous Materials, or the arrangement for any such activities.

“Excluded Accounts Receivable” has the meaning set forth in Section 2.4(c).

“Excluded Assets” has the meaning set forth in Section 2.4.

“Excluded Contracts” means all contracts that are not Assumed Contracts.

“Excluded IP” means any Intellectual Property other than the Transferred Intellectual Property.

“FDA” means the United States Food and Drug Administration, and any successor thereto.

“FDA Fraud Policy” has the meaning set forth in Section 5.8(k).

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, at 21 U.S.C. §§ 301 et seq. and its implementing regulations and guidance.

“First Revenue Milestone Payment” has the meaning set forth in Section 3.2(b).

“First Revenue Milestone Expiration Date” has the meaning set forth in Section 3.2(b).

“Fraud” shall mean intentional fraud with the intent to deceive pursuant to a breach of a misrepresentation and warranty in this Agreement which the Party deceived reasonably relied upon.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time and consistently applied.

“Governmental Authority” means any supranational, national, federal, state, provincial, municipal or local judicial, legislative, executive, enforcement, administrative or other governmental, government appointed, quasi-governmental or regulatory agency or authority.

“Governmental Authorizations” means all licenses, permits, certificates, consents and other authorizations and approvals under the applicable Laws of any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued, promulgated or entered by or with any Governmental Authority.

“Hazardous Material” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, or toxic or a pollutant or a contaminant under or pursuant to any Law (including common law), Governmental Order or requirement of Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Healthcare Laws” means the FDCA, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the European Medical Device Directives (Directive 93/42/EEC, 90/385/EEC, and 98/79/EC as amended) (the “Medical Device Directives”) and any European Economic Area Member State laws implementing the provisions of these directives, the Misleading and Comparative Advertising Directive (2006/114/EC), the Unfair Commercial Practices Directive (2005/29/EC), and any European Economic Area Member State laws implementing the provisions of these directives, all regulations or guidance promulgated pursuant to such Laws, and any other foreign, federal, or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing or marketing of medical device products, or that is related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, licensure or any other aspect of providing health care services.

“Income Taxes” means (i) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above.

“Indebtedness” means with respect to any Person, (a) all obligations or indebtedness of such Person for borrowed money or in respect of loans or advances of cash or cash equivalents, including indebtedness for borrowed money evidenced by any note, bond, debenture, mortgage or other debt instrument, or other debt security, whether or not secured by an Encumbrance on assets or properties of such Person, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured, but in each case excluding trade payables incurred in the ordinary course of business, (c) obligations to repay deposits or other similar amounts advanced by and owing to third parties, in each case to the extent then due and payable by such Person, (d) any liability of such Person then due and payable in respect of banker’s acceptances or letters of credit, (e) payment obligations then due and payable under any interest rate, currency or other hedging agreement, (f) all payment obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, or (g)  with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (f) above, all interest, fees, premiums, penalties, breakage costs, unwind costs, termination costs, redemption costs, expenses and other charges with respect to any thereof.

“Indemnified Party” has the meaning set forth in Section 8.6(a).

“Indemnifying Party” has the meaning set forth in Section 8.6(a).

“Initial Purchase Price” has the meaning set forth in Section 3.1(a).

“Intellectual Property” means all rights to any kind of intellectual property anywhere in the world, whether registered or unregistered, including (a) patents, utility models, other rights in inventions, and applications, rights to apply for and claim priority to the same, including any extensions, supplemental protection certificates, reexaminations, reissues, divisions and continuations and foreign counterparts claiming priority to any of the foregoing; (b) trademarks, service marks, logos, brand names, trade names, trade dress, get-up and other indicia of source or origin, together with the goodwill connected with the use of and symbolized by the foregoing, and registrations and applications to register the foregoing, including extensions, modifications, or renewals of such registrations or applications; (c) Internet domain names and social media account or user names (including “handles”); (d) copyrights (including rights in computer software), other rights in works of authorship, neighboring rights, moral rights, database rights and rights in designs, and registrations and applications to register the foregoing, including renewals, extensions, restorations and reversions thereof; (e) rights in Know-How.

“Inventory” means all inventory of finished SMI PerClot within Seller’s or the Selling Affiliates’ physical control and used or held for use by Seller or any of its Selling Affiliates as of the Closing Date.

“IRS” means the United States Internal Revenue Service.

“Know-How” means all data, technology, factual knowledge, information and materials that give a Person the ability to develop, commercialize, use or otherwise exploit something that it otherwise would not have known how, or had a right, to develop, commercialize, use or otherwise exploit with the same accuracy, precision or rights, including all inventions (whether or not patentable), invention disclosures, processes, procedures, writings, methods, algorithms and formulae, know-how, trade secrets, scientific and regulatory know-how, technology, software code, protocols, information, knowledge, practices, formulas, product specifications, finished goods analytical test methods, stability data, quality control data, contracting and reimbursement strategy and marketing strategy, instructions, skills, techniques, proposals, technical data, designs, drawings (including engineering and auto-cad drawings), blue prints, computer programs, apparatus, ideas, concepts, research and development information, results of experiments, test data, including pre-clinical and clinical data, pre-clinical and clinical trial results, analytical and quality control data, manufacturing data and descriptions, market data, devices, assays, chemical formulations, notes of experiments, specifications, compositions of matter, whether in intangible, tangible, written, electronic or other form, and all documentation related to any of the foregoing.

“Knowledge of Seller” means the current actual (but not constructive or imputed) knowledge of any of the individuals listed on Schedule 1.1(b) of the Disclosure Schedules.

“Laws” includes any federal, state, foreign, provincial or local law, common law, statute, ordinance, rule, regulation, code, policy or Governmental Order and all judicial interpretations thereof.

“Legal Proceedings” means any judicial, administrative or arbitral action, suit, investigation or proceeding (public or private), in each case, by or before a Governmental Authority.

“Liabilities” means any and all losses, Indebtedness, liabilities and payment obligations, whether accrued or unaccrued, fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Loss” or “Losses” means all Liabilities of every kind and nature (including reasonable attorneys’ fees and expenses and other reasonable professionals’ fees and expenses, and all reasonable costs of investigation, defense or settlement of the foregoing) suffered or incurred.

“Manufacturing Assets” has the meaning set forth in Section 2.3.

“Material Adverse Effect” means any event, effect, occurrence, development, state of circumstance, change, fact, or condition, that, individually or when taken together with all other events, effects, occurrences, developments, states of circumstances, changes, facts, or conditions has had or would reasonably be expected to have a material adverse effect on (a) the assets and properties of the Business, the Purchased Assets or the Assumed Liabilities, in each case, taken as a whole, or (b) the ability of Seller or Seller Affiliates, as the case may be, to perform their respective obligations under this Agreement and the Ancillary Agreements, or to consummate the Transactions; provided, however, that none of the following events, effects, occurrences, developments, states of circumstances, changes, facts, or conditions shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has or will be a Material Adverse Effect: (i) changes or effects in business, economic, social, political, regulatory or legal conditions or financial markets generally; (ii) changes in GAAP; (iii) changes or effects that generally affect the medical device industry; (iv) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification or reduction or cessation of any war (whether or not declared), sabotage, armed hostilities, acts of terrorism, any epidemic or pandemic, and any obligations imposed by a Governmental Authority in response to any of the foregoing and any economic consequences of any of the foregoing; (v) earthquakes, hurricanes or other natural disasters or acts of God; (vi) changes or effects that relate to any failure by Seller to meet internal projections or forecasts for any period (including with respect to the Purchased Assets or Products) (it being understood that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect shall be taken in account in determining whether there is or has been a Material Adverse Effect); (vii) any change in Seller’s or its Affiliates’ stock prices or trading volumes (it being understood that the facts and circumstances giving rise to such change in stock prices or trading volumes that are not otherwise excluded from the definition of Material Adverse Effect shall be taken in account in determining whether there is or has been a Material Adverse Effect); or (viii) changes or effects that arise out of or are attributable to the public announcement of this Agreement or the Transactions; except in the case of clauses (i), (ii), (iii), (iv) or (v), to the extent such event, effect, occurrence, development, state of circumstance, change, fact, or condition has a disproportionate adverse effect on the Business, the Purchased Assets or the Assumed Liabilities, in each case taken as a whole, as compared with other comparable businesses operating in the medical device industry.

“Material Contracts” has the meaning set forth in Section 5.16(a).

“Medical Device Directives” has the meaning set forth in the definition of Healthcare Laws.

“Milestone Reporting Period” has the meaning set forth in Section 3.2(b)(i).

“Notified Body” means an entity licensed, authorized or approved by a European Union member state to assess and certify the conformity of a medical device under relevant sections of Directive 93/42/EEC of the European Union 14 June 1993 (also known as the Medical Devices Directive – MDD) or Regulation (EU) 2017/745 of the European Parliament and of the Council of 5 April 2017 (also known as the Medical Device Regulation – MDR), each as amended from time to time.

“Overlap Period” means any Tax period beginning on or before and ending after the Closing Date.

“Party” and “Parties” has the meaning specified in the Preamble.

“Permitted Encumbrances” means (a) statutory Encumbrances arising out of operation of Law with respect to a Liability incurred in the ordinary course of business consistent with past practice and which is not yet due and payable, and which would not, individually or in the aggregate, have a material adverse effect on the Purchased Assets subject to such Encumbrances; (b) Encumbrances for Taxes (A) not yet due and payable or (B) that are being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed and for which adequate reserves have been made with respect thereto in accordance with GAAP; (c) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Encumbrances and security obligations arising in the ordinary course of business consistent with past practice that are not yet due and payable; (d) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties, in each case entered into in the ordinary course of business consistent with past practice and which would not, individually or in the aggregate, have a material adverse effect on the Purchased Assets subject to such Encumbrances; or (e) restrictions under the terms of any leases, subleases, licenses or occupancy agreements that are Purchased Assets which would not, individually or in the aggregate, have a material adverse effect on the Purchased Assets subject to such restrictions.

“Person” means an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a firm, an unincorporated organization, a Governmental Authority or a division or operating group of any of the foregoing or other entity or organization.

“PMA” means a premarket approval application for a Class III medical device submitted to the FDA.

“PMA Approval” means the approval of the PMA by the FDA with a claim or indication for use in surgical procedures as an adjunctive hemostatic device for arteriolar, capillary, or venular bleeding for the Products that includes PerClot Laparoscopic use/technique language in the instructions for use (IFU).

“PMA Completion Date” has the meaning set forth in Section 2.2.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to any Overlap Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Overlap Period, the portion of such period ending on and including the Closing Date.

“Product” or “Products” means or mean the PerClot® absorbable hemostat and the PerClot® applicator, including the laparoscopic applicator, in each case, developed by or at the direction of Seller or its Affiliates.

“Product Net Sales” means (i) after the Closing Date Purchaser’s net sales of Products plus (ii) after the PMA Completion Date Purchaser’s net sales of SMI PerClot, less returns, rebates, refunds, promotions, credits, customer rewards, customer incentives, discounts, distributor fees, chargebacks and intercompany sales with respect thereto.  For the avoidance of doubt, “Product Net Sales” shall also be (i) determined in accordance with GAAP, consistently applied and using the same policies, practices and procedures applied by Purchaser in the preparation of its financial statements, consistently applied, and (ii) derived from the consolidated financial statements of Purchaser for the periods that include the Closing Date through the Second Revenue Milestone Expiration Date.

“Product Territory” means all jurisdictions worldwide, except for China, Taiwan, Hong Kong, Macau, North Korea, Iran and Syria.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Fundamental Representations” means the representations and warranties contained in Section 6.1(Organization and Qualification), Section 6.2  (Corporate Authorization), Section 6.3  (Binding Effect) and Section 6.9  (Brokers).

“Purchaser Indemnitees” has the meaning set forth in Section 8.2.

“Qualifying Loss” has the meaning set forth in Section 8.4.

“Recall” means any “recall” as defined by any applicable Governmental Authority.

“Representatives” means, in respect of a Party, any Affiliates and/or any directors, officers, employees, agents and/or advisors (including financial advisors, attorneys, accountants and auditors) of such Party or any of its Affiliates.

“Retained Liabilities” has the meaning set forth in Section 2.6.

“Retained Marks” has the meaning set forth in Section 7.4(a).

“Revenue Milestone Payments” has the meaning set forth in Section 3.2(b).

“Revenue Milestone Statement” has the meaning set forth in Section 3.2(b)(i).

“Second Revenue Milestone Payment” has the meaning set forth in Section 3.2(b).

“Second Revenue Milestone Expiration Date” has the meaning set forth in Section 3.2(b)

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” means the representations and warranties contained in Section 5.1  (Organization), Section 5.2  (Authority; Binding Effect), Section 5.9(c)  (Intellectual Property) (including for the avoidance of doubt the representations and warranties contained in Section 5.9(c) with respect to Additional Transferred Intellectual Property), Section 5.10  (Title to Assets) and Section 5.13  (Brokers).

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Selling Affiliates” means, collectively, any Affiliate of Seller that owns, generates, or otherwise participates or has any interest in any way in any Purchased Assets or Assumed Liabilities or that operates any component of the Business.

“SMI” means Starch Medical Inc., a Delaware corporation.

“SMI Payment”  means the amounts actually paid to or for the account of SMI upon receipt of the Initial Purchase Price or Contingent Payments as set forth on Exhibit F.

“SMI PerClot” means PerClot® absorbable hemostat and the PerClot® applicators developed by or at the direction of  SMI.

“SMI PerClot Registrations” has the meaning set forth in Section 5.8(a).

“Supplemental Bill of Sale” has the meaning set forth in Section 2.2.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other similar governmental charges imposed by any Taxing Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including United States federal, state, local, or foreign income, excise, property, sales or use, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, occupation and franchise, gross receipts, capital stock, severance, windfall profits, together with any estimated taxes, deficiency assessments, interest, penalties and additions to tax attributable thereto.

“Tax Return” or “Tax Returns” means any return, report, declaration, information return, statement, certificate, notice, disclosure, election, form or other document filed or required to be filed with any Taxing Authority, in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes or the filing of any Tax Return.

“Termination Agreement” has the meaning set forth in the Recitals.

“Third Party Claim” has the meaning set forth in Section 8.7(a).

“TMSA” has the meaning set forth in the Recitals.

“Trademark Assignment Agreement” has the meaning set forth in Section 4.1(b)(v).

“Transactions” means the transactions contemplated hereby and by the Ancillary Agreements.

“Transfer Taxes” means any sales, use, excise, transfer, conveyance, documentary transfer, stamp, recording, registration or other similar Tax (including any notarial fee) imposed in connection with, or otherwise relating to, the Transactions or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.

“Transferred Books and Records” means, subject to Section 2.5(d), current and historical books and records in the possession or control of Seller or its Selling Affiliates, in whatever form kept, to the extent related to the Business, the Purchased Assets or the Assumed Liabilities.

“Transferred Intellectual Property” means collectively the Transferred Know-How and all other Intellectual Property that is used or held for use by Seller and its Selling Affiliates primarily related to the Products or their development or commercialization or the Business or its conduct.

“Transferred Know-How” means all Know-How that has been or is currently used in, or that has arisen from, (a) the development or commercialization any Products by or on behalf of Seller or its Selling Affiliates or its contractors or subcontractors or licensees or sublicensees, or (b) the conduct of the Business, in each case that is primarily related to SMI PerClot or its commercialization, any Product or its development or commercialization, or the Business or its conduct.

“Treasury Regulations” means the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“TSA” has the meaning set forth in the Recitals.

“VAT” means (a) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature (including sales tax, use tax, consumption tax and goods and services tax), whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere.

Section 1.2.    Other Definitional Provisions.

(a)    The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement.

(b)    The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(c)    The terms “dollars” and “$” means United States of America dollars.

(d)    The term “including” means “including, without limitation.”

(e)    When a reference is made in this Agreement to an Article, a Section, an Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

Article II

PURCHASE AND SALE

Section 2.1.    Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause its Selling Affiliates to, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller or its Selling Affiliates, free and clear of all Encumbrances, other than Permitted Encumbrances, all of Seller’s or its Selling Affiliates’ right, title and interest in those assets listed below in Section 2.1(a)-(f), whether tangible or intangible, real, personal or mixed and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto, and whether or not any of such assets have any value for any accounting purpose (the “Purchased Assets”):

(a)    all Contracts set forth on Schedule 2.1(a) of the Disclosure Schedule (collectively, the “Assumed Contracts”);

(b)    the Transferred Intellectual Property;

(c)    the Transferred Books and Records; and

(d)    all actions, defenses, credits, claims, causes of action or rights of setoff of any kind (in each case at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent, including rights and claims arising from any violation of Law), in each case to the extent pertaining to the Purchased Assets or the Assumed Liabilities, and all rights under and pursuant to all indemnities, warranties, representations and guarantees made by suppliers, manufacturers, contractors, customers or other third parties, in each case to the extent pertaining to the Purchased Assets or the Assumed Liabilities, and the right to collect damages or proceeds in connection therewith except to the extent related to SMI PerClot sold by Seller in the Product Territory prior to Closing.

Notwithstanding anything to the contrary in this Section 2.1, none of the Excluded Assets shall be a Purchased Asset.

Section 2.2.    PMAs.  Except as provided below, Seller shall continue to be have the exclusive right to engage in such activities as Seller deems reasonably necessary in its sole discretion to prepare and submit the PMA for PMA Approval.  Promptly following receipt (if ever) by Seller (but, in any event, within five (5) Business Days of receipt) of PMA Approval, Seller shall (x) execute and deliver a bill of sale and assignment and assumption agreement substantially in the form attached hereto as Exhibit G-1 providing for the assignment to Purchaser or its designee of the PMA Approval, the additional Transferred Books and Records and the Additional Transferred Intellectual Property, and the assumption by Purchaser or its designee of Seller’s obligations arising following the PMA Completion Date pursuant to PMA Approval (the “Supplemental Bill of Sale”), (y) deliver to the FDA, with a copy to Purchaser or its designee, a letter notifying the FDA of the change of ownership of the PMA in the form set forth on Schedule 2.2(b) of the Disclosure Schedules (with any other changes as may be required by the FDA for such amendment to be deemed effective), and (z) deliver to Purchaser or its designee a complete copy of the PMA Approval (the date the foregoing are properly completed being referred to as the “PMA Completion Date”).  On the PMA Completion Date, the PMA Approval shall constitute a Purchased Asset.  In the event that the PMA Completion Date has not occurred on or before December 31, 2022, Purchaser shall thereafter have the exclusive right, at its election, to seek the PMA Approval.  Purchaser may exercise such right to seek the PMA Approval by providing Seller at least ninety (90) days’ prior written notice, with such notice to be provided no earlier than October 3, 2022.  In connection therewith, Purchaser and Seller shall engage in good faith discussions with respect to the status of the PMA Approval process and transition of responsibilities for seeking PMA Approval.  Following the effectiveness of Purchaser’s exercise of its right to seek the PMA Approval, Purchaser shall use commercially reasonable efforts to obtain the PMA Approval as soon as reasonably practicable (taking into account the status of the PMA at that time, changes Purchaser believes are reasonably necessary to obtain PMA Approval, and other considerations similarly situated applicants would take into account).  Seller shall cooperate reasonably with Purchaser in connection with the orderly transition of the books and records, correspondence with FDA and know-how required for Purchaser to seek the PMA Approval.  Upon the earlier to occur of the PMA Completion Date and the effective date of Purchaser’s exercise of its right to seek the PMA Approval under this Section 2.2, (i) books and records in the possession or control of Seller and correspondence with the FDA to the extent relating to the PMA Approval shall constitute Transferred Books and Records (the “Additional Transferred Books and Records”) and (ii) all Intellectual Property primarily related to the Products which is developed or created in connection with the PMA Approval shall constitute Transferred Intellectual Property (the “Additional Transferred Intellectual Property”).  In the event that Purchaser exercises its right to seek the PMA Approval pursuant to this Section 2.2, (A) Seller shall promptly execute and deliver the Supplemental Bill of Sale to Purchaser or its designee, omitting therefrom the proposed assignment of the PMA Approval and the assumption of obligations related thereto, and (B) the PMA Completion Date shall be deemed to be the date (if ever) that Purchaser receives PMA Approval.  As of the date of, and pursuant to, the Supplemental Bill of Sale, Seller shall make the representations and warranties contained in Sections 5.9(b) and (c) with respect to the Additional Transferred Intellectual Property, in each case, subject to the Knowledge of Seller, and Seller shall have the right to supplement or amend the Disclosure Schedules related to Sections 5.9(b) and (c) with respect to any matter that arises after the Closing .  Seller agrees to execute and deliver to Purchaser such instruments of assignment and other documentation as may be reasonably requested by Purchaser in connection with the assignment of the PMA Approval, the Additional Transferred Books and Records and the Additional Transferred Intellectual Property.  Purchaser shall not, directly or indirectly, take any actions or fail to take any actions with the intent of delaying the PMA Completion Date.

Section 2.3.    Manufacturing Assets.  To fulfill its obligations set forth in the TMSA, Seller shall have the exclusive right to possess and control the assets set forth on Schedule 2.3 (the “Manufacturing Assets”).  Upon termination of the TMSA, such assets shall constitute Purchased Assets and Seller shall promptly execute and deliver a bill of sale and assignment and assumption agreement substantially in the form attached hereto as Exhibit G-2 providing for the assignment to Purchaser or its designee of the Manufacturing Assets.

Section 2.4.    Excluded Assets.    Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller or its Selling Affiliates shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” means all assets, properties, interests and rights of Seller and its Selling Affiliates other than the Purchased Assets, including each of the following assets:

(a)    the Excluded Contracts;

(b)    all cash, cash equivalents, securities or negotiable instruments, bank deposits or similar cash items and accounts receivable of Seller and its Affiliates;

(c)    any accounts receivable of Seller or any of its Selling Affiliates and other rights to receive payment (collectively, the “Excluded Accounts Receivable”);

(d)    all books and records of Seller and its Affiliates which are not Transferred Books and Records;

(e)    the Inventory;

(f)    the Retained Marks and any other Intellectual Property of Seller and its Selling Affiliates which is not Transferred Intellectual Property;

(g)    all insurance policies or rights to proceeds thereof;

(h)    all Tax Returns and financial statements of Seller and its Affiliates, in each case including working papers;

(i)    all tangible personal property and interests therein, including machinery, equipment, furniture, furnishings, office equipment, communications equipment, vehicles, spare and replacement parts, fuel and other tangible personal property;

(j)    all of Seller’s or any of the Selling Affiliates’ causes of action, claims, credits, demands or rights of set-off against third parties, except to the extent pertaining to any Purchased Asset or Assumed Liability;

(k)    all actions, defenses, credits, claims, causes of action or rights of setoff of any kind (in each case at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent, including rights and claims arising from any violation of Law), and all rights under and pursuant to all indemnities, warranties, representations and guarantees made by suppliers, manufacturers, contractors, customers or other third parties and the right to collect damages or proceeds in each case to the extent pertaining to SMI PerClot sold by Seller in the Product Territory prior to Closing; and

(l)    any other asset, property or right not included the Purchased Assets.

Section 2.5.    Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, as partial consideration for the sale and transfer by Seller and its Selling Affiliates of the Purchased Assets, Purchaser shall, effective at and continuing after the Closing, assume, accept, pay, perform, satisfy and discharge only those Liabilities of Seller or its Selling Affiliates set forth below and only to the extent relating to the Purchased Assets after Closing (collectively, the “Assumed Liabilities”); provided, that the Assumed Liabilities shall not include any Retained Liabilities:

(a)    except as otherwise contemplated by this Agreement or the Baxter/CryoLife Commercial Agreements, all Liabilities with respect to (i) Purchaser’s operation of the Business after the Closing or (ii) SMI PerClot or Products that in each case are sold after the Closing;

(b)    all Liabilities for Taxes allocated to Purchaser pursuant to Section 7.9; and

(c)    except to the extent arising out of any breach by Seller or any of its Affiliates of any Assumed Contract, all Liabilities arising after the Closing under any Assumed Contracts with respect to periods or occurrences after the Closing.

Section 2.6.    Retained Liabilities.  Notwithstanding any provision in this Agreement, Seller and its Affiliates shall retain and be responsible for, and Purchaser shall not assume, or cause to be assumed, or be deemed to have assumed or be liable or responsible for any Liabilities of Seller or any of its Selling Affiliates that are not Assumed Liabilities, including the following Liabilities of Seller or any of its Affiliates (the “Retained Liabilities”):

(a)    all Liabilities for accounts payable (including intercompany accounts payable);

(b)    all Liabilities to the extent related to the Excluded Assets;

(c)    except for those Liabilities for Taxes allocated to Purchaser pursuant to Section 7.9, all Liabilities for Taxes;

(d)    all Liabilities with respect to SMI PerClot or Products sold by Seller in the Product Territory prior to the Closing;

(e)    all Liabilities with respect to the Assumed Contracts, except as otherwise provided in Section 2.5(c);

(f)    all Liabilities to the extent arising out of, relating to, or otherwise in respect of, Indebtedness;

(g)    all Liabilities (i) under any benefit plan of Seller or any of its Affiliates or (ii) with respect to any employee, former employee or independent contractor of Seller or any of its Affiliates;

(h)    all Liabilities arising out of or relating to this Agreement or any Ancillary Agreement for which Seller or its Selling Affiliates has agreed to accept responsibility pursuant to the terms of this Agreement or any Ancillary Agreement;

(i)    all Liabilities arising out of or relating to any Excluded Contract;

(j)    all Liabilities arising out of or relating to any real property owned, leased, occupied or controlled by Seller and/or its Affiliates; and

(k)    all Liabilities arising under any Environmental Law or with respect to Hazardous Materials.

Article III

CONSIDERATION

Section 3.1.    Purchase Price.

(a)    In consideration of the sale and transfer by Seller and its Selling Affiliates of the Purchased Assets, Purchaser shall (i) purchase at Closing the Purchased Assets for an aggregate Closing payment equal to Twenty-Five Million Dollars ($25,000,000) (the “Initial Purchase Price”); (ii) assume, accept, pay, perform, satisfy and discharge the Assumed Liabilities; and (iii) pay the Contingent Payments, if any, pursuant to Section 3.2.

(b)    The Initial Purchase Price shall be paid at the Closing in Cash by wire transfer of immediately available funds to an account specified in writing by Seller to Purchaser.

Section 3.2.    Contingent Consideration.  In addition to the Initial Purchase Price, Purchaser shall make contingent payments to Seller, if earned, as provided for in this Section 3.2 (the “Contingent Payments”).

(a)    If the PMA Completion Date occurs on or before one of the dates set forth below, Purchaser shall, within fifteen (15) Business Days of the PMA Completion Date, pay Seller up to Twenty-Five Million Dollars ($25,000,000) as follows:

(i)    Twenty-Five Million Dollars ($25,000,000) if the PMA Completion Date occurs on or prior to December 31, 2022;

(ii)    Eighteen Million Seven Hundred and Fifty Thousand Dollars ($18,750,000) if the PMA Completion Date occurs after December 31, 2022 but on or prior to December 31, 2023; or

(iii)    Six Million Dollars ($6,000,000) if the PMA Completion Date occurs after December 31, 2023 but on or prior to December 31, 2024.

(b)    Purchaser will pay to Seller (i) the sum of Five Million Dollars ($5,000,000) (the “First Revenue Milestone Payment”) if and when cumulative Product Net Sales is equal to or greater than Twenty-Five Million Dollars ($25,000,000), and (ii) the sum of Five Million Dollars ($5,000,000) (the “Second Revenue Milestone Payment”) if and when cumulative Product Net Sales is equal to or greater than Fifty Million Dollars ($50,000,000) (collectively, the First Revenue Milestone Payment and the Second Revenue Milestone Payment are the “Revenue Milestone Payments”); provided,  however, such First Revenue Milestone Payment will only be made if the Twenty-Five Million Dollars ($25,000,000) of cumulative Product Net Sales is achieved on or prior to December 31, 2026 (the “First Revenue Milestone Expiration Date”), and such Second Revenue Milestone Payment will only be made if the Fifty Million Dollars ($50,000,000) of cumulative Product Net Sales is achieved on or prior to December 31, 2027 (the “Second Revenue Milestone Expiration Date”), subject to, and in accordance with, the following:

(i)    Within twenty (20) Business Days following each calendar quarter ending during the period beginning with the second (2nd) full calendar quarter following the PMA Completion Date and ending with the earliest calendar quarter during which either (A) the Second Revenue Milestone Payment is earned or (B) the Second Revenue Milestone Expiration Date occurs (the “Milestone Reporting Period”), Purchaser shall deliver or cause to be delivered to Seller a statement of Purchaser’s calculation of Product Net Sales for the prior calendar quarter or applicable portion thereof, together with reasonable support for such calculation (each, a “Revenue Milestone Statement”).  Upon the reasonable written request of Seller, Purchaser shall also provide to Seller (or its Representatives) access during normal business hours to relevant Representatives, relevant information of the Business and other items requested by Seller in connection with Seller’s review of a Revenue Milestone Statement and the calculation of the Product Net Sales during the Milestone Reporting Period.  Seller may dispute Purchaser’s calculation of Product Net Sales for the period from the Closing Date through the Second Revenue Milestone Expiration Date by notice provided to Purchaser during the period that starts on the date of delivery of the final Revenue Milestone Statement and ends on the thirtieth (30th) day thereafter.  In such event, Purchaser and Seller shall appoint an independent, nationally recognized accounting firm to determine Product Net Sales for the period from the Closing Date through the Second Revenue Milestone Expiration Date, whose determination shall be final and binding upon Purchaser and Seller.  The cost of such independent accounting firm shall be borne equally by Seller and Purchaser.

(ii)    Purchaser shall make the First Revenue Milestone Payment to Seller by wire transfer of immediately available funds to an account designated by Seller within fifteen (15) Business Days after the date of delivery of the Revenue Milestone Statement that reports Product Net Sales of Twenty-Five Million Dollars ($25,000,000) or more.  If the Product Net Sales does not exceed Twenty-Five Million Dollars ($25,000,000) prior to the First Revenue Milestone Expiration Date, then the First Revenue Milestone Payment is not owed by Purchaser to Seller.

(iii)    Purchaser shall make the Second Revenue Milestone Payment to Seller by wire transfer of immediately available funds to an account designated by Seller within fifteen (15) Business Days after the date of delivery of the Revenue Milestone Statement that reports Product Net Sales of Fifty Million Dollars ($50,000,000) or more.  If the Product Net Sales does not exceed Fifty Million Dollars ($50,000,000) prior to the Second Revenue Milestone Expiration Date, then the Second Revenue Milestone Payment is not owed by Purchaser to Seller

(iv)    Subject to the terms and conditions of this Agreement and notwithstanding the contingent right of Seller to receive the Revenue Milestone Payments hereunder, subsequent to the Closing, Seller acknowledges and agrees that Purchaser and its Affiliates shall, as of immediately after the Closing, (A) have sole discretion with regard to all matters relating to the control and operation of the Business, (B) have the unrestricted right to make use of all of the Purchased Assets in any manner they deem commercially appropriate and (C) be free to continue to offer, develop or acquire competing or substitute products with those of the Business.  Notwithstanding the foregoing, Purchaser (x) shall not, directly or indirectly, take any actions or fail to take any actions with the intent of avoiding or reducing any Revenue Milestone Payments hereunder and (y) shall operate the Business in good faith and use commercially reasonable efforts to sell Products.

(v)    Seller acknowledges and agrees that: (A) the Revenue Milestone Payments are subject to factors outside the control of the Purchaser and its Affiliates and (B) there is no assurance that Seller will receive any Revenue Milestone Payments and the Purchaser has not promised any Revenue Milestone Payments.

(c)    The obligation of Purchaser to make a Contingent Payment shall be qualified in its entirety by the right of Purchaser, upon prior written notice to Seller specifying in reasonable detail the basis therefor, to reduce up to the entire amount of such Contingent Payment, to the extent the Purchaser Indemnitees would otherwise be entitled to indemnification under Article VIII, taking into account the limitations set forth in such Article VIII, by the amount of any Losses payable by Seller to the Purchaser Indemnitees pursuant to an Agreed Claim (including Losses in respect of any Third Party Claim).  If any claim set forth in a Claim Certificate delivered by a Purchaser Indemnitee to Seller pursuant to Section 8.6 remains unresolved as of the date any Contingent Payment would otherwise be due to Seller (i.e., has not become an Agreed Claim) (an “Unresolved Claim”), then, subject in all cases to the limitations in Article VIII, Purchaser shall reduce the amount of such Contingent Payment otherwise payable to Seller by the amount of Losses set forth in such Claim Certificate and shall divert such amount to, and deposit such amount with, an escrow agent.  Such amount shall be held in escrow pending a final determination in respect of such Unresolved Claim.  Such escrow agent will hold, invest and disburse such deposited amount in accordance with an escrow agreement in form and substance acceptable to Purchaser, Seller and such escrow agent.

Section 3.3.    Purchase Price Allocation.  The Parties shall use commercially reasonable efforts to agree to an allocation of the Initial Purchase Price and any other items properly treated as consideration for U.S. federal income

Tax purposes among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”).  Seller shall prepare and provide to Purchaser a draft Allocation within sixty (60) days following the Closing Date.  Purchaser shall notify Seller within thirty (30) days of receipt of such draft Allocation of any objection Purchaser may have thereto.  The Parties agree to attempt to resolve any disagreement with respect to the Allocation in good faith.  If the Parties are able to agree with respect to an Allocation, (i) such Allocation shall be revised to take into account subsequent adjustments to the Initial Purchase Price in the manner provided by Section 1060 of the Code and the Treasury Regulations thereunder and consistent with the Allocation hereunder, and the Parties shall cooperate with each other in good faith to promptly amend the Allocation; (ii) the Parties agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060 of the Code, and shall use such Allocation, as adjusted, in connection with the preparation of IRS Form 8594 as such Form relates to the purchase of the Purchased Assets, and (iii) neither Party shall file any Tax Return or other document or otherwise take any position which is inconsistent with such Allocation, as adjusted, except as may be adjusted by subsequent agreement following an audit by the IRS or by a Governmental Order; provided, that neither Party (nor any of its respective Affiliates) shall be obligated to litigate any challenge by any Taxing Authority to the Allocation.  The Parties shall promptly inform one another of any challenge to the Allocation by any Taxing Authority and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.  If the Parties are, despite attempts to resolve disagreements in good faith, unable to reach agreement on the Allocation, whether the initial Allocation or any subsequent amendment thereto, the Parties shall each use their own allocation of the Initial Purchase Price (and any other items properly treated as consideration for U.S. federal income Tax purposes) among the Purchased Assets.

Article IV

CLOSING

Section 4.1.    Closing.

(a)    The Closing shall take place on the date hereof (the “Closing Date”) by exchange of executed documents by facsimile or by electronic .pdf submission.  The Closing shall be deemed to occur and be effective as of 5:00 p.m., New York time on the Closing Date.

(b)    At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following instruments and documents, in each case, in a form reasonably acceptable to Purchaser:

(i)    a counterpart of the TMSA executed by Seller;

(ii)    a counterpart of the TSA executed by Seller;

(iii)    a counterpart of one or more general assignment and bill of sale instruments covering all of the Purchased Assets (the “Bill of Sale”) substantially in the form attached hereto as Exhibit H executed by Seller and each of the Selling Affiliates, if and as applicable;

(iv)    a counterpart of one or more assignment and assumption agreements covering the assignment to, and assumption by, Purchaser of the Assumed Liabilities (the “Assignment and Assumption Agreement”) substantially in the form attached hereto as Exhibit I executed by Seller and each of the Selling Affiliates, if and as applicable;

(v)    a counterpart of a trademark assignment agreement (the “Trademark Assignment Agreement”) substantially in the form attached hereto as Exhibit J executed by Seller and each of the Selling Affiliates, if and as applicable;

(vi)    a fully executed copy of the Termination Agreement; and

(vii)    an IRS Form W-9.

(c)    At the Closing, Purchaser shall deliver to Seller the following: (A) the Initial Purchase Price by wire transfer in immediately available funds to an account specified in writing by Seller to Purchaser and (B) the following instruments and documents, in each case, in a form reasonably acceptable to Seller:

(i)    a counterpart of the TMSA executed by Purchaser;

(ii)    a counterpart of the TSA executed by Purchaser;

(iii)    a counterpart of the Bill of Sale executed by Purchaser;

(iv)    a counterpart of the Assignment and Assumption Agreement executed by Purchaser; and

(v)    a counterpart of the Trademark Assignment Agreement executed by Purchaser.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on each disclosure schedule attached hereto that relates to such Section of this Agreement (each, a “Disclosure Schedule,” and collectively, the “Disclosure Schedules”) (provided that disclosure of any information in the Disclosure Schedules referenced to a particular Section of this Agreement shall be deemed to have been disclosed with respect to other Sections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections), Seller hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

Section 5.1.    Organization.  Seller and each of the Selling Affiliates is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of organization or formation, and the jurisdiction of organization or formation for Seller and each of the Selling Affiliates is set forth opposite each such entity’s name on Schedule 5.1 of the Disclosure Schedules.  Seller and each of the Selling Affiliates is in good standing, duly qualified and authorized to conduct the Business in each jurisdiction where such qualification, authorization or good standing is required for the conduct of the Business as presently conducted, except where the failure to have such qualification, authorization or good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.2.    Authority; Binding Effect.

(a)    Seller and each of the Selling Affiliates has all requisite corporate power and authority to (i) execute and deliver this Agreement (in the case of Seller) and each Ancillary Agreement (in the case of Seller and each of the Selling Affiliates) to which it is or will be a party, (ii) perform its obligations hereunder and thereunder, (iii) consummate the Transactions and (iv) operate the Business as it is currently conducted.  The execution and delivery by Seller of this Agreement and the execution and delivery by Seller and each of the Selling Affiliates of each Ancillary Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by Seller and each of such Selling Affiliates of the Transactions, have been duly authorized by all requisite corporate action.

(b)    This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser, constitutes a valid and binding obligation of Seller, and each Ancillary Agreement has been duly and validly executed and delivered by Seller and each Selling Affiliate that is a party thereto and, assuming the due authorization, execution and delivery by Purchaser, constitutes a valid and binding obligation of Seller and each such Selling Affiliate, in each case enforceable against Seller and each such Selling Affiliate in accordance with its terms, except in each case as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity that restrict the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.3.    No Conflicts; Consents.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and each Selling Affiliate that is a party thereto and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of the organizational documents of Seller or any such Selling Affiliate, in each case as amended to the date of this Agreement; (b) create any Encumbrance upon any Purchased Asset; (c) conflict with, or result in the breach of, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or any of its Selling Affiliates under, or to a loss of any benefit to which Seller or any of its Selling Affiliates is entitled under, any Contract to which Seller or any of its Selling Affiliates is a party or to which its assets and properties are subject; or (d) contravene, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Seller or any Selling Affiliate is subject or by which any of the Purchased Assets are bound; except, with respect to clauses (c) and (d), for any breaches, conflicts, defaults, terminations, cancellations, accelerations, contraventions, violations or restrictions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.4.    Governmental Authorization.  The execution and delivery by Seller of this Agreement, and by Seller and each Selling Affiliate of the Ancillary Agreements to which Seller or such Selling Affiliate is a party, the performance by Seller and each such Selling Affiliate of its obligations hereunder and thereunder, as the case may be, and the consummation by Seller and such Selling Affiliates of the Transactions do not require any consent, authorization, filing or approval of any Governmental Authority, except for consents, authorizations, filings or approvals the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.5.    Absence of Material Changes.  Except as otherwise contemplated or permitted by this Agreement, since December 31, 2020 in or having effect in the Product Territory, (A) there has not been any Material Adverse Effect and (B) Seller and its Selling Affiliates (i) have operated the Business and the Purchased Assets, in all material respects, in the ordinary course of business consistent with past practice and (ii) have not:

(a)    incurred, created, permitted or assumed any Encumbrance, other than Permitted Encumbrances, with respect to any of the Purchased Assets;

(b)    amended (other than ministerial amendments), waived any right under, or terminated any Assumed Contract;

(c)    sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of any of the Purchased Assets, except for the sale of Inventory in the ordinary course of business consistent with past practice;

(d)    made any material change in the accounting methods, principles or practices affecting the calculation or valuation of Inventory maintained or sold by Seller or the Selling Affiliates;

(e)    settled or compromised any Legal Proceedings with respect to the Business;

(f)    entered into any transaction, or otherwise taken any action that would constitute or result in an Assumed Liability, except in the ordinary course of business consistent with past practice; and

(g)    agreed or otherwise made a commitment to take any of the foregoing actions.

Section 5.6.    No Litigation; Product Liability.

(a)    Since January 1, 2018, there have been no material Legal Proceedings by or before any Governmental Authority pending against or, to the Knowledge of Seller, threatened against Seller or any of its Selling Affiliates with respect to the Business, the Purchased Assets or the Assumed Liabilities.

(b)    Since January 1, 2018, there have been no Legal Proceedings relating to the Business, the Purchased Assets or the Assumed Liabilities by or before any Governmental Authority or any alleged failure to warn, or any alleged breach of implied warranties or representations.  To the Knowledge of Seller, no such Legal Proceedings have been threatened.

(c)    Since January 1, 2018 there has not been any Recall in the Product Territory conducted with respect to any Products or to the Knowledge of Seller, SMI PerClot, or, to the Knowledge of Seller, any investigation or consideration of or decision made by any Person or Governmental Authority concerning whether to undertake or not undertake any Recall in the Product Territory.

(d)    Since January 1, 2018, there have been no material defects in design, manufacturing, materials or workmanship including any failure to warn, or any breach of express or implied warranties or representations, which involve any Products or to the Knowledge of Seller, SMI PerClot.

Section 5.7.    Compliance with Laws.

(a)    Seller, and each of its Selling Affiliates that owns Purchased Assets, are and since January 1, 2018, have been in material compliance with all Laws, Governmental Orders and regulatory requirements applicable to the Business, the Purchased Assets or the Assumed Liabilities and have not received any warning letters, notices of adverse findings, or similar documents that assert with respect to the Business, the Purchased Assets or the Assumed Liabilities a lack of compliance with any applicable Laws, Governmental Orders, or regulatory requirements that have not been fully resolved to the satisfaction of any Governmental Authority and there is no pending, or, to the Knowledge of Seller, threatened regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against Seller or any of its Selling Affiliates, in each case, pertaining to the Business, the Purchased Assets or the Assumed Liabilities.

(b)    Seller or its Selling Affiliates have in effect all Governmental Authorizations that are necessary for the lawful ownership by Seller or the Selling Affiliates of the Purchased Assets that they own.  To the Knowledge of the Seller, all such Governmental Authorizations are valid and have not lapsed, been cancelled, terminated or withdrawn and no proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Governmental Authorization is to the Knowledge of Seller, pending or threatened.  To the Knowledge of Seller, Seller and each of its Selling Affiliates is in compliance with all such Governmental Authorizations relating to the Business in all material respects.

(c)    Neither Seller nor any of its Selling Affiliates has, and, to the Knowledge of Seller, no Representative of Seller or any of its Selling Affiliates has, in conjunction with their operation of the Business unlawfully (a) offered, given, or promised, directly or indirectly, to any foreign or domestic government official, or political party, including officials and candidates thereof, any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement in connection with or in furtherance of the Business for the purposes of influencing any act or decision, securing an improper advantage, or obtaining or retaining business; or (b) otherwise made any improper payment as defined by any applicable Anti-Corruption Laws, including the Foreign Corrupt Practices Act.

(d)    This Section 5.7 does not apply to SMI PerClot Registration matters, which are addressed in Section 5.8.

Section 5.8.    SMI PerClot Registrations; Regulatory Matters and Compliance.

(a)    Schedule 5.8(a) of the Disclosure Schedules sets forth, as of the date hereof, a list of all medical device or other registrations, marketing authorizations, permits or licenses issued by or pending with any Governmental Authority in the Product Territory that to the Knowledge of Seller are extant in connection with the marketing, promotion, distribution, or sale of any SMI PerClot by or on behalf of Seller or its Selling Affiliates (the “SMI PerClot Registrations”), indicating with respect to each such SMI PerClot Registration the assumed owner thereof.

(b)    To the Knowledge of Seller, all SMI PerClot sold in the Product Territory under the SMI PerClot Registrations is marketed and manufactured in all material respects in accordance with the requirements of such SMI PerClot Registrations.

(c)    Seller and each of its Selling Affiliates is, and has been, in material compliance with all Healthcare Laws applicable to SMI PerClot in the Product Territory or the Business.  To the Knowledge of Seller and its Selling Affiliates, the distribution of SMI PerClot by or on behalf of Seller or any of its Selling Affiliates in the Product Territory is being, and has been, conducted in material compliance with all applicable Healthcare Laws. To the Knowledge of Seller, any legal manufacturer of SMI PerClot is, and at all times has been, in material compliance with all registration requirements to the extent required by applicable Healthcare Laws in the Product Territory, and the SMI PerClot, if so required in the Product Territory, is in conformance in all material respects with all applicable CE Marking certifications and declarations of conformity.  Neither Seller nor any of its Selling Affiliates has received any communication or notification of any pending or threatened Legal Proceeding from any Governmental Authority, any Notified Body, or any comparable state, federal or foreign Governmental Authority alleging potential or actual non-compliance by, or Liability of the Seller or any of its Selling Affiliates in connection with, the Business under any Healthcare Law.

(d)    To the Knowledge of Seller, each holder of a SMI PerClot Registration has fulfilled and performed all of its material obligations with respect to each SMI PerClot Registration in the Product Territory and is in compliance in all material respects with all terms and conditions of each SMI PerClot Registration in the Product Territory, and to the

Knowledge of Seller, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any SMI PerClot Registration in the Product Territory.  Neither Seller nor any of its Affiliates has received any information or notification from any Governmental Authority with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of SMI PerClot in the Product Territory which would reasonably be expected to lead to the denial of any application for approval or clearance currently pending before or proposed to be made to such Governmental Authority.

(e)    All filings, reports, documents, claims, submissions and notices required to be filed, maintained, or furnished to any Governmental Authority in the Product Territory by Seller or its Selling Affiliates, or, to the Knowledge of Seller, on behalf of Seller or any of its Selling Affiliates have been or will be so filed, maintained or furnished, and were or will be complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports and medical device reports, in each case with regard to SMI PerClot in the Product Territory.  Schedule 5.8(e) of the Disclosure Schedules sets forth a list of all adverse event reports related to SMI PerClot in the Product Territory and analysis reports of Seller and its Affiliates in their possession or control through the date hereof, which, to the Knowledge of Seller and its Selling Affiliates, are complete and correct in all material respects.

(f)    All applications, notifications, submissions, information, claims, reports, and filings, in each case, that will be or have been utilized by Seller or its Selling Affiliates as the basis for or submitted or to be submitted in connection with any and all requests for PMA Approval from the FDA, when submitted to the FDA, were or will be materially true, accurate and complete as of the date of submission.

(g)    To the Knowledge of Seller, no manufacturing site with respect to SMI PerClot has been subject to any Governmental Authority shutdown or import or export prohibition.

(h)    To the Knowledge of Seller, there have been no Recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy, or regulatory compliance of SMI PerClot, or seizures ordered or adverse regulatory actions taken (or, to the Knowledge of Seller, threatened) by any Governmental Authority with respect to the safety, efficacy, or regulatory compliance of SMI PerClot in each case in the Product Territory.

(i)    All preclinical and clinical trials that have been or are being conducted by or on behalf of, or sponsored by, Seller or any of its Selling Affiliates, in each case to the extent relating to any Products or SMI PerClot, were and, if still pending, are being or have been conducted in compliance in all material respects with standard medical and scientific research procedures and the experimental protocols, procedures and controls pursuant to applicable Healthcare Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 812 the Medical Device Directives, and all applicable EEA Member State Laws governing performance evaluations and clinical trials with medical devices.  Neither Seller nor any of its Selling Affiliates has received any notice, correspondence or other communication from any Governmental Authority requiring the termination, suspension or material modification of any clinical trials conducted by or on behalf of Seller or any of its Selling Affiliates with respect to Products or SMI PerClot, and to the Knowledge of Seller, there is no reason to believe that or any Governmental Authority is considering such action.  Schedule 5.8(i) of the Disclosure Schedules lists all clinical trial investigatory sites for the Products, identifying as to each such site whether Seller or any of its Selling Affiliates has conducted a regulatory and quality assessment and audit of such site.  All material observations resulting from such regulatory and quality assessments and audits have been remediated.

(j)    Seller has delivered to Purchaser true, correct and complete copies of all of Seller’s or Seller’s Affiliates’ material written communications with (i) any Governmental Authority in any jurisdiction where any SMI PerClot is sold by Seller or its Affiliates, as well as correct and complete written summaries of any material oral communications between Seller, its Selling Affiliates or any of their respective Representatives, on the one hand, and any Governmental Authority in any jurisdiction or its respective Representatives, on the other hand regarding SMI PerClot and (ii) the FDA with respect to the Products.

(k)    Neither Seller nor any of its Selling Affiliates or, to the Knowledge of Seller, any manufacturer of SMI PerClot, is the subject of any pending or, to the Knowledge of Seller, threatened investigation regarding the Business, the Products or SMI PerClot by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery,

and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”).  Neither Seller, nor any of its Selling Affiliates, nor, to the Knowledge of Seller, any officer, employee, agent or distributor of Seller or any of its Selling Affiliates or, to the Knowledge of Seller, any manufacturer of SMI PerClot has, with respect to the Business, the Products, SMI PerClot or the Purchased Assets, made an untrue statement of material fact to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke the FDA Fraud Policy.  Neither Seller nor any of its Selling Affiliates, nor, to the Knowledge of Seller, any employee, agent or distributor of Seller or any of its Selling Affiliates or, to the Knowledge of Seller, any manufacturer of Products or SMI PerClot, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law.

Section 5.9.    Intellectual Property.

(a)    Transferred Intellectual Property.  Schedule 5.9(a) of the Disclosure Schedules sets forth a complete and accurate list of (i) all Transferred Intellectual Property which is issued by a Governmental Authority, registered with a Governmental Authority or domain name registrar, or for which an application is pending, specifying as to each item, as applicable, the title, mark, or other identifying description, the record owner, the jurisdiction by or in which it has been issued, registered, or filed, and the patent, registration, and/or application numbers; and (ii) all Contracts granting rights to or placing Encumbrances or other similar restrictions on the Transferred Intellectual Property.  All such listed items are, to the Knowledge of Seller, in full force and effect.  Seller has delivered to Purchaser complete and accurate copies of all applications, material correspondence and other material documents related to each item of issued, registered or applied for Transferred Intellectual Property.

(b)    No Infringement of Third Parties; No Violations.  Except as set forth in Schedule 5.9(b) of the Disclosure Schedules, to the Knowledge of the Seller, none of the Products or the Purchased Assets nor the operation of the Business as currently conducted infringes upon, misappropriates or otherwise violates the Intellectual Property of any Person who is not a Party to this Agreement, and no Legal Proceeding has been asserted, is pending or, to the Knowledge of Seller, has been threatened against Seller or any of its Affiliates alleging that the Products, the Purchased Assets or the operation of the Business infringes upon, misappropriates or otherwise violates the Intellectual Property of any Person who is not a Party to this Agreement, or that challenges or seeks to deny or restrict the exclusive ownership or registration by Seller or any of its Selling Affiliates of any Transferred Intellectual Property.  To Seller’s Knowledge, Seller and each of its Affiliates has complied with all of its obligations of confidentiality in respect of the claimed trade secrets and proprietary information of others as it relates to the Products, the Purchased Assets and the operation of the Business.  Neither Seller nor any of its Selling Affiliates is obligated to indemnify any Person who is not a Party to this Agreement for or against any infringement, misappropriation or other violation with respect to the Transferred Intellectual Property, or the Products.  Neither Seller nor any of its Selling Affiliates is obligated not to sue any Person who is not a Party to this Agreement for any infringement, misappropriation or other violation with respect to the Transferred Intellectual Property, the Products, the Purchased Assets, or with respect to any other operation of the Business.  Neither Seller nor any of its Selling Affiliates is obligated to provide any consideration (whether financial or otherwise) or account to any Person who is not a Party to this Agreement in connection with any exercise of rights by Seller or any of its Selling Affiliates with respect to any Transferred Intellectual Property, the Products or the Purchased Assets, or any other operation of the Business.

(c)    Ownership; Use.  Seller and, if applicable, the Selling Affiliates are the sole and exclusive legal, beneficial, and if applicable, record owners of the entire right, title and interest in and to the Transferred Intellectual Property, free of any Encumbrances other than Permitted Encumbrances, and have maintained all registrations, grants and certificates issued in any jurisdiction worldwide with respect thereto in full force and effect.  The Transferred Intellectual Property, including the Intellectual Property listed in Schedule 5.9(a) of the Disclosure Schedules, together with Intellectual Property licensed to Seller pursuant to Assumed Contracts, Intellectual Property that will be licensed to Purchaser pursuant to the Baxter/SMI License Agreement or the Baxter/SMI Distribution Agreement, and Retained Marks that will be licensed to Purchaser pursuant to Section 7.4,  constitutes all of the Intellectual Property used or held for use in, or necessary to, the Products, the Business and the Purchased Assets.  Seller and its Selling Affiliates who have any right, title or interest in or to the Transferred Intellectual Property have used commercially reasonable efforts designed to ensure that no material trade secrets, confidential information or other confidential proprietary rights of Seller or any of its Selling Affiliates who have any right, title or interest in or to the Transferred Intellectual Property have been disclosed to any Person who is not a Party to this Agreement outside of appropriate confidentiality provisions in place to protect disclosure of same.  Schedule 5.9(c) of the Disclosure Schedules sets forth all Intellectual Property which is licensed to Seller or any of its Selling Affiliates with respect to the Products or the Purchased Assets.

(d)    Validity.  To the Knowledge of Seller, the Transferred Intellectual Property has not been adjudged invalid or unenforceable in whole or in part.  No action or claim is pending or, to the Knowledge of Seller, threatened alleging that any Transferred Intellectual Property is invalid or unenforceable in whole or in part.

(e)    No Infringement by Third Parties; No Conflicts.  To the Knowledge of Seller, no Person is engaging in any activity that infringes, misappropriates or otherwise violates the Transferred Intellectual Property, and no threat, notice, demand or other communication (oral or written) to that effect has been made by Seller or any of its Selling Affiliates against any Person. The execution, delivery and performance of this Agreement by Seller and the consummation of the Transactions by Seller and the applicable Selling Affiliates will not breach or violate any Contract or Governmental Order, in each case, concerning the Transferred Intellectual Property, and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Transferred Intellectual Property pursuant to any such Contract or Governmental Order.

(f)    Confidential Information.  Seller and its Selling Affiliates have used commercially reasonable efforts to maintain the confidentiality of their trade secrets related to the Business and other confidential Transferred Intellectual Property.  All current and former employees of Seller and its Selling Affiliates and all other Persons, in each case, who invented or otherwise created or developed Transferred Intellectual Property on behalf of Seller or any of its Selling Affiliates and other current and former employees, consultants or independent contractors of the Seller or its Selling Affiliates involved for or on behalf of Seller or its Selling Affiliates in conducting research, development or similar activities with respect to the Products or the Business are obligated to assign all right, title and interest in their inventions created for or on behalf of Seller and its Selling Affiliates, and have executed invention assignment agreements covering the Transferred Intellectual Property or other Intellectual Property arising from their work that is used or held for use in the Business.  To the Knowledge of Seller: (i) there has been no misappropriation, misuse or breach of confidentiality of any material trade secrets included in the Transferred Intellectual Property or other confidential Transferred Intellectual Property by any Person; (ii) no current or former employee, consultant, independent contractor or agent of Seller or any of its Selling Affiliates has misappropriated any trade secrets of any other Person (including any former employer) in the course of such performance as an employee, independent contractor or agent related to the Business; and (iii) no current or former employee, consultant, independent contractor or agent of Seller or any of its Affiliates is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar Contract relating in any way to the protection, ownership, development, use or transfer of the Transferred Intellectual Property.

(g)    Effect of Contemplated Transactions.  Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements will, with or without notice or the lapse of time, result in: (i) a loss or forfeiture of, or Encumbrance on, any Transferred Intellectual Property, or any Transferred Intellectual Property ceasing to be valid and enforceable; (ii) the release of any Transferred Intellectual Property by any escrow agent to any Person other than Seller or one of its Selling Affiliates; or (iii) the grant, assignment or transfer to any Person that is not a Party to this Agreement or any of such Person’s Affiliates of any license or other material right or interest, such as an ownership interest or covenant-not-to-sue, under, in or to any Transferred Intellectual Property; or (iv) impairment of the right of Purchaser to license or dispose of, or to bring any action or claim for the infringement, misappropriation or other violation of, any Transferred Intellectual Property.  Following the Closing, Purchaser will be permitted to exercise all of the rights of Seller and its Affiliates under the Transferred Intellectual Property to the same extent Seller and its Affiliates would have been able had the Transactions not occurred and without the payment of any consideration.  There are no royalties, honoraria, fees or other payments payable by Seller or any of its Selling Affiliates to any Person who is not a Party to this Agreement as a result of the ownership or use of the Transferred Intellectual Property.

(h)    Governmental Authorities.  No funding, facilities or personnel of any Governmental Authority or any university, college, other academic institution, or research center were used, directly or indirectly, by or for Seller or any of its Selling Affiliates to develop or create, in whole or in part, any Transferred Intellectual Property.  Neither Seller nor any of its Selling Affiliates has been a member or promoter of, user of, or a contributor to, any industry standards body or similar organization (including any “open source” software compendium or collaboration or other group or organization) that could compel Seller or any of its Selling Affiliates to grant or offer to any Person who is not a Party to this Agreement any license or right to any Transferred Intellectual Property.

(i)    Privacy and Cybersecurity.  Seller and each of its Selling Affiliates has complied in all material respects with its own privacy and cybersecurity policies regarding the Purchased Assets, the Transferred Intellectual Property, and the Transferred Books and Records.

Section 5.10.    Title to Assets.  Seller and the Selling Affiliates have good title to, or valid leasehold interest in, the Purchased Assets, free and clear of all Encumbrances except for Permitted Encumbrances.

Section 5.11.    Taxes.  (i) Seller has filed or caused to be filed on a timely basis all material Tax Returns that are or were required to be filed with respect to the Business or the Purchased Assets, and all such Tax Returns are true, correct and complete in all material respects; (ii) all material Taxes due by or with respect to the Business or the Purchased Assets have been timely paid in full, whether or not shown on any Tax Return, (iii) no audit, litigation or other proceeding with respect to Taxes of or with respect to the Business or the Purchased Assets has been commenced or is presently pending, and Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Taxing Authority for assessment of Taxes of or with respect to the Business or the Purchased Assets and, to Knowledge of Seller, no such claim has been threatened; (iv) Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations with respect to Taxes or Tax Returns related to the Business or the Purchased Assets; (v) there are no Encumbrances for unpaid Taxes on any of the Purchased Assets other than statutory Liens for Taxes that are not yet due and payable; and (vi) all material Taxes with respect to the Business or the Purchased Assets that Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority.

Section 5.12.    Inventory.  Except as set forth in Schedule 5.12, the Inventory is in the physical possession of Seller or any of the Selling Affiliates or supplier of Seller or any of the Selling Affiliates and no Inventory has been pledged as collateral or otherwise is subject to any Encumbrance (other than a Permitted Encumbrance) or is held on consignment from others.  The Inventory held by Seller is presently, and when transferred to any Seller distributor was, in good and saleable condition and usable in the ordinary course of business consistent with past practice for its intended purposes.  Seller and its Selling Affiliates do not give any warranty with respect to the Inventory, other than as expressly set forth in this Section 5.12.

Section 5.13.    Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Selling Affiliates.

Section 5.14.    Schedule of Sales. Set forth as Schedule 5.14 of the Disclosure Schedules is a schedule of sales of SMI PerClot for the fiscal years ended December 31, 2018, December 31, 2019, and December 31, 2020 and for the six month period ended June 30, 2021 (the “Schedule of Sales”).  The Schedule of Sales is in accordance with GAAP and complete and correct in all material respects.

Section 5.15.    Transactions with Affiliates.  No officer or director of Seller or any of its Selling Affiliates or, to the Knowledge of Seller, any family member of the foregoing Persons possesses, directly or indirectly, any financial interest in or is a director, officer, manager or employee of any Person which is a supplier, customer, or competitor of the Business or has any other commercial or business relationship with the Business.

Section 5.16.    Material Contracts; Actions.

(a)    Except as set forth in Schedule 5.16(a) of the Disclosure Schedules, there are no Contracts to which Seller or any of its Selling Affiliates is a party or by which Seller or any of its Selling Affiliates is bound that relate to the Business or any of the Purchased Assets, Assumed Liabilities, SMI PerClot or Products and involve (each such Contract disclosed or required to be disclosed in Schedule 5.16(a) of the Disclosure Schedules being referred to herein as a “Material Contract”):

(i)    required payments to or from Seller or any of its Selling Affiliates in excess of $75,000.00 over the term of such Contract;

(ii)    any restriction on the right or ability of Seller or any of its Affiliates to do any of the following: (A) to compete with, or solicit any customer of, any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any person as an employee, consultant or independent contractor; (D) to develop, manufacture, distribute, sell or service any product (including SMI PerClot or Products) or any technology or other asset to or for any other Person; or (E) to perform services for any other Person;

(iii)    the research, design, development, manufacture, or testing of SMI PerClot or any Products, or clinical trials (including pre- and post-marketing trials) relating to SMI PerClot or any Products;

(iv)    the manufacture, marketing, sale or distribution of SMI PerClot or the Products in any jurisdiction;

(v)    the grant or receipt of licenses or other rights with respect to Transferred Intellectual Property; and

(vi)    except for the CryoLife/SMI Agreements and the Termination Agreement, any Contracts between Seller and its Affiliates, on the one hand, and SMI or its Affiliates, on the other.

No Contract to which Seller or any of its Selling Affiliates is a party or by which it is bound shall be a Material Contract if it does not pertain to or affect SMI PerClot, the Products, the Purchased Assets, the Assumed Assets or the Business.

(b)    Seller has delivered to Purchaser correct and complete copies of each Material Contract listed or required to be listed in Schedule 5.16(a) of the Disclosure Schedules, as such Material Contracts are amended and supplemented to date.  None of the Material Contracts has been modified in any material respect, except to the extent that such modifications are disclosed by the copies provided to Purchaser.  Each such Material Contract is a valid, binding and enforceable obligation of Seller or its Selling Affiliate and, to the Knowledge of Seller, of the other party or parties thereto, subject, in each case, as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity that restrict the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding in equity or law), and is in full force and effect.  Neither Seller, any of its Selling Affiliates, nor, to the Knowledge of Seller, any other party or parties thereto, is in breach or non-compliance in any material respect of any material term of any such Material Contract, and no event has occurred which with or without notice or lapse of time or both would constitute a breach thereof or default thereunder in any material respect by Seller, any of its Selling Affiliates or, to the Knowledge of Seller, any other party thereto.  Neither Seller nor any of its Selling Affiliates has received notice of any breach of or default under, or intention to terminate or not renew, any such Material Contract and, to the Knowledge of Seller, Seller does not believe any factual basis currently exists for doing so.

Section 5.17.    Returns.  Seller and its Selling Affiliates have processed all returns or requests for returns of SMI PerClot for which Seller or any of its Selling Affiliates are responsible.  During the one (1) year period prior to the date hereof, (i) Seller and each of its Selling Affiliates has processed returns consistent with its returns practices and procedures, and (ii) except as would not reasonably be expected to have a Material Adverse Effect, (A) neither Seller nor any of its Selling Affiliates has refused to accept returns of any SMI PerClot except in accordance with its returns practices and procedures and (B) no disputes arose with any customer of Seller or any of its Selling Affiliates regarding any attempted return to Seller or any of its Selling Affiliates of any SMI PerClot sold by Seller or any of its Selling Affiliates. Neither Seller nor any of its Selling Affiliates has outstanding any authorization to any of its customers to destroy any of the SMI PerClot in lieu of returning such product.

Section 5.18.    Customers.  Schedule 5.18 of the Disclosure Schedules sets forth an accurate and complete list of the fifteen (15) largest customers of the Business by the aggregate dollar value of sales by the Business during the twelve (12) month period ended March 31, 2021.  To the Knowledge of Seller, the relationships of Seller and its Selling Affiliates with each such customer are good commercial working relationships.  Except as set forth in Schedule 5.18 of the Disclosure Schedules, no such customer has cancelled or otherwise terminated, or to the Knowledge of Seller, threatened to cancel or otherwise terminate, its relationship with Seller or any of its Selling Affiliates.  None of Seller or any of its Selling Affiliates has received any notice that any such customer may after the date of this Agreement cancel or otherwise materially and adversely modify its relationship with Seller or any of its Selling Affiliates or limit its usage or purchase of the services and products of Seller and its Selling Affiliates either as a result of the Transactions or otherwise.

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date of this Agreement as follows:

Section 6.1.    Organization and Qualification.  Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

Section 6.2.    Corporate Authorization.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be party, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery by Purchaser of this Agreement and each such Ancillary Agreement, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the Transactions, have been, and in the case of documents required to be delivered at the Closing will be, duly authorized by all requisite corporate action on the part of Purchaser.

Section 6.3.    Binding Effect.  This Agreement and each Ancillary Agreement to which it is a party has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Purchaser, in each case enforceable against Purchaser in accordance with its terms, except in each case as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity that restrict the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 6.4.    No Conflict; Consents.  The execution, delivery and performance by Purchaser of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the Transactions, do not and will not (a) violate or conflict with any provision of the organizational documents of Purchaser in each case as amended to the date of this Agreement; (b) conflict with, or result in the breach of, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under, or loss of any benefit to which Purchaser is entitled under, any material Contract to which Purchaser is a party; or (c) contravene, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject; except, with respect to clauses (b) and (c), for any breaches, conflicts, defaults, terminations, cancellations, accelerations, contraventions, violations or restrictions as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to perform its obligations under this Agreement or to consummate the Transactions.

Section 6.5.    Governmental Authorization.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the Transactions do not and will not require any consent, authorization, filing or approval of any Governmental Authority, except for consents, authorizations, filings or approvals, the failure of which to obtain, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to perform its obligations under this Agreement or to consummate the Transactions.

Section 6.6.    Financial Capability.  Purchaser (a) has sufficient cash (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay in cash the Initial Purchase Price and any expenses incurred by Purchaser in connection with the Transactions, (b) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (c) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

Section 6.7.    No Other Representations or Warranties.  PURCHASER ACKNOWLEDGES AND AGREES THAT IT (A) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING SELLER, THE PURCHASED ASSETS, SMI PERCLOT, THE PRODUCTS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER

OR PURSUANT HERETO, AND (B) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT SELLER, THE PURCHASED ASSETS, SMI PERCLOT, THE PRODUCTS, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, PURCHASER ACKNOWLEDGES AND AGREES THAT (I) SELLER IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS, SELLER, SELLER’S AFFILIATES, OR ANY OF SELLER’S OR ITS AFFILIATES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE PURCHASED ASSETS, SMI PERCLOT OR THE PRODUCTS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIALS OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE PURCHASED ASSETS, SMI PERCLOT OR THE PRODUCTS, SELLER OR SELLER’S AFFILIATES FURNISHED TO PURCHASER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” EMAIL OR OTHER WRITTEN COMMUNICATIONS, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER WHATSOEVER, AND (II) NO OFFICER, AGENT, REPRESENTATIVE OR EMPLOYEE OF SELLER OR ANY OF SELLER’S AFFILIATES HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED.

Section 6.8.    Litigation.  No material Legal Proceeding by or before any Governmental Authority is pending against or, to the knowledge of Purchaser, threatened against Purchaser, which seeks to delay or prevent the consummation of the Transactions or would, if successful, materially and adversely affect the ability of Purchaser to consummate the Transactions.

Section 6.9.    Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

Article VII

COVENANTS

Section 7.1.    Information and Documents.    Except for books and records in the possession or control of Seller or its Selling Affiliates, in whatever form kept, that are primarily related to the Business, the Purchased Assets or the Assumed Liabilities, Seller shall not be obligated to make delivery of Transferred Books and Records; provided, that Seller shall make available to Purchaser all Transferred Books and Records that are not delivered to Purchaser.  In addition, Seller and the Selling Affiliates shall have the right to retain copies of the Transferred Books and Records, solely to the extent necessary for Seller and the Selling Affiliates to comply with Applicable Law, as required for usual and customary financial reporting obligations or to fulfill their respective obligations under this Agreement, the TMSA and TSA or any other agreement with Purchaser regarding the Business.  Purchaser agrees that it shall preserve and keep, or cause to be preserved and kept, all Transferred Books and Records in the possession of Purchaser or its Affiliates for the longer of (i) the period required by Law and (ii) a period of six (6) years from the Closing Date.  During such six-(6) year or longer period, Seller and its Selling Affiliates and Representatives of Seller and its Selling Affiliates shall, upon reasonable notice, have access during normal business hours to examine, inspect and copy such Transferred Books and Records solely to the extent reasonably necessary for Seller to address and respond to any matters regarding Seller’s financial statements, Taxes, responses to inquiries from the FDA or any other Governmental Authority and other requirements of Law related to Seller’s ownership of the Business and to determine whether amounts are due and payable by Purchaser to Seller pursuant to this Agreement or any of the Ancillary Agreements.  Seller’s or its Affiliates’ access to the Transferred Books and Records shall be at Seller’s expense and may not unreasonably interfere with Purchaser’s or any of its Affiliates’, or any successor company’s, business operations. All material obtained pursuant to this Section 7.1 shall be treated as Confidential Information by Seller, its Selling Affiliates and their respective Representatives, and shall not be used for any purpose other than those set forth in this Section 7.1. After such six‑(6) year or longer period, before Purchaser or any Affiliate shall dispose of any of such Transferred Books and Records, Purchaser shall give at least thirty (30) days’ prior written notice of such intention to dispose to Seller, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such Transferred Books and Records as it may elect. If so requested by Purchaser, Seller shall enter into a customary joint defense agreement with Purchaser or such Affiliate with respect to any information to be provided to or retained by such Seller or its Selling Affiliates pursuant to this Section 7.1.

Section 7.2.    Bulk Transfer Laws.  The Parties agree that no jurisdiction’s “bulk-sale,” “bulk-transfer” or similar Law applies to the Transactions and that Seller shall have no obligation to comply with any such “bulk-sale,” “bulk-transfer” or similar Law.

Section 7.3.    Excluded Accounts Receivable.

(a)    If at any time after the Closing Date, Purchaser or any of its Affiliates receives payment of any Excluded Accounts Receivable, then Purchaser shall pay (or shall cause such Affiliate to pay) to Seller (or to such Affiliate of Seller as Seller may have designated in writing to Purchaser), as soon as practicable an amount corresponding to the amount recovered net of any Taxes or other expenses payable with respect thereto.

(b)    After the Closing Date, Seller shall be entitled to collect the Excluded Accounts Receivable and to initiate any Legal Proceedings or any other action with a view to collecting the Excluded Accounts Receivable.  Purchaser shall not impede or interfere with the collection of the Excluded Accounts Receivable or communicate with or to the Person obligated to pay such Excluded Accounts Receivable that such Person is not obligated to make any such payment.

Section 7.4.    Cessation of Use of Retained Marks.

(a)    Purchaser hereby acknowledges that, except to the extent included in Transferred Intellectual Property, Seller and/or its Selling Affiliates have, and shall retain, their respective ownership and other rights in and to their respective trademarks, service marks, brand names, certification marks, trade dress, logos or internet domain names (the “Retained Marks”), and that nothing in this Agreement changes the ownership of any of the foregoing or grants to Purchaser or any other party any right to use any of the foregoing except to the limited extent as expressly set forth in Section 7.5(b)

(b)    From and after the Closing for up to two (2) years following the Closing Date or such later date as may be specified in the TSA, Seller on behalf of itself and its Affiliates hereby grants to Purchaser and its Affiliates a limited non-exclusive, fully paid up, royalty free license to include Seller’s or its Selling Affiliate’s trademarks, tradenames and logos consistent with Seller’s and its Selling Affiliates’ past practices on and in connection with the Inventory.  Purchaser shall and shall cause its Affiliates to cease and discontinue such use of the Retained Marks as soon as practicable, but in any event no later than two (2) years following the Closing Date or such later date as may be specified in the TSA.  In exercising such license rights, Purchaser shall and shall cause its Affiliates to use the Retained Marks only within the scope of this Agreement or as otherwise authorized by Seller or one of its Selling Affiliates in writing, including in any Ancillary Agreement. Neither Purchaser nor its Affiliates shall alter the Retained Marks or make any changes to the way that the Retained Marks are used in connection with the sale of SMI PerClot or Products without Seller’s prior written approval.  All goodwill generated by the use of the Retained Marks will inure to the benefit of Seller or its Selling Affiliates, as applicable.

Section 7.5.    Confidentiality.

(a)    Subject to Section 7.6(b), from and after the Closing, unless otherwise agreed to in writing by the other Party, each of Seller and Purchaser hereby agrees not to (and to cause its Representatives not to) (i) disclose any Confidential Information to any Person other than its Representatives who need to know the Confidential Information for the purpose of fulfilling such Party’s obligations under this Agreement or any of the Ancillary Agreements or (ii) use any Confidential Information for any purpose other than as contemplated by this Agreement or any of the Ancillary Agreements.

(b)    From and after the Closing, if a Party (the “Disclosing Party”) (or its Representative) is, as per its legal counsel’s opinion, required by applicable Law or regulation, by applicable stock exchange regulation, by legal process, or for the purposes of enforcement of its rights under this Agreement, to disclose all or any portion of the

Confidential Information, the Disclosing Party (or its Representative) may so disclose such Confidential Information, provided that the Disclosing Party shall, to the extent permitted by Law (i) provide the other Party with a written notice of such requirement so that the other Party may seek a protective order or other appropriate remedy; (ii) exercise commercially reasonable efforts to narrow the scope of any such requirement and consult with the other Party to that effect; and (iii) if such protective order or other remedy is not obtained, furnish only that portion of the Confidential Information which the Disclosing Party (or its Representative) is compelled to disclose and exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.

(c)    For purposes of this Agreement, “Confidential Information” means: (i) in relation to the obligations of Purchaser, any and all information related to Seller and/or its Affiliates, but shall not include any and all information related to the Business, the Purchased Assets and the Assumed Liabilities, whether oral or written; (ii) in relation to the obligations of Seller, any and all information related to Purchaser and/or its Affiliates and, following the Closing, the Business, the Purchased Assets (including the Transferred Books and Records) and the Assumed Liabilities, received or held by Seller or its Representatives, whether oral or written; and (iii) any of the terms, conditions or content of the discussions between the Parties with respect to, and the existence and the terms of, this Agreement and the other Ancillary Agreements; provided, however, that Confidential Information shall not include any information that: (A) is or becomes generally available to the public other than as a result of a disclosure by that Party or any of its Representatives in violation of this Section 7.5; (B) becomes available to that Party or any of its Representatives thereafter, provided that at the time of its receipt such information is not, to the best of that Party’s and its Representative’s knowledge, subject to any confidentiality or restricted-use obligation for the benefit of the other Party; and/or (C) is independently developed by that Party or any of its Representatives without reference to the other Party’s Confidential Information (as can be demonstrated by that Party’s or its Representative’s written records).

Section 7.6.    Wrongfully Transferred or Retained Assets and Liabilities.  In the event that Seller or Purchaser discovers after the Closing that it, or its Affiliates, is the owner of, receives or otherwise comes to possess any asset (including, for the avoidance of doubt, the Transferred Books and Records, the receipt of payments made pursuant to Assumed Contracts or the proceeds from accounts receivable, checks, securities or other property of any kind) or is liable for any Liability that, in each case, the other Party is pursuant to this Agreement or the Ancillary Agreements entitled to or responsible for (except as the Parties may otherwise agree in writing), such Party shall, or shall cause its Affiliates to, promptly convey such asset (with such endorsements, transfers or assignments as may be necessary or useful to ensure that the other Party receives the immediate and full benefit thereof) or Liability, at no cost, to the Party so entitled thereto or responsible for in accordance with this Agreement and such Party will accept such asset or assume such Liability, as applicable.

Section 7.7.    Further Actions.

(a)    Each of the Parties shall execute, deliver and file such instruments of transfer, novation or assignment, files, books and records and shall take such other actions as may be required or reasonably requested by the other Party to carry out the intent of this Agreement, consummate the Transactions, and record and perfect title of Purchaser in the Purchased Assets.

(b)    From and after the Closing, Seller shall promptly deliver to Purchaser or its designee all Transferred Books and Records then in the control of Seller or its Affiliates, in whatever form kept.

(c)    After the Closing, upon reasonable advance written notice, Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as reasonably practicable, such information and assistance (to the extent within the reasonable control of such Party) relating to the Purchased Assets (including access to books and records) as is reasonably requested for the filing of all Tax Returns (including information and assistance relating to the documentation requirements under Section 250 of the Code and the regulations promulgated thereunder) or the satisfaction of contractual or legal obligations to third parties, subject to Section 7.1, in each case at the requesting Party’s cost and expense.

(d)    Neither Party shall be required by this Section 7.7 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

Section 7.8.    Non-Competition; Non-Interference; Non-Solicitation.

(a)    In consideration of the acquisition of the Purchased Assets, from the Closing through the fourth anniversary of the Closing Date, and except as otherwise required to fulfill its obligations under this Agreement, the TSA or the TMSA, Seller shall not, and shall cause its Subsidiaries not to:

(i)    directly or indirectly own, manage, operate, control, or participate in the ownership, management, operation or control of, any business engaged in the development, commercialization or sale of any powdered or granulated absorbable hemostat or any modified starch hemostatic product in any form (any such business, a “Competing Business”).  For these purposes, ownership of securities of five percent (5%) or less of any class of securities of a public company shall not be considered to be competition with the Business;

(ii)    persuade or attempt to persuade (A) any Person that is a customer or client of the Business, or was a customer or client of the Business within two (2) years prior to the date of this Agreement, or (B) any potential customer or client of the Business to which Seller or any of its Selling Affiliates has made a presentation, or with which Seller or any of its Selling Affiliates has had discussions, not to purchase SMI PerClot or Products from Purchaser; or

(iii)    acquire (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) the ownership of or any equity interest in any Person if the annual revenues of such Person from any Competing Business are more than twenty percent (20%) of such Person’s total consolidated annual net sales (based on the then most recent full fiscal year revenues of such Person); provided, that if such consolidated annual net sales are in excess of twenty percent (20%), then Seller or any of its Selling Affiliates shall be permitted to acquire such Person, and Seller shall or shall cause such Affiliate to divest the Competing Business within twelve (12) months of the closing of such acquisition.

(b)    It is the desire and intent of the Parties that the provisions of this Section 7.8 shall be enforced to the fullest extent permissible under Law and public policies applied in each jurisdiction in which enforcement is sought.  If any particular provisions or portion of this Section 7.8 shall be adjudicated to be invalid or unenforceable, this Section 7.8 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 7.8 in the particular jurisdiction in which such adjudication is made.

(c)    The Parties recognize that the performance of the obligations under this Section 7.8 by Seller is special, unique and extraordinary in character, and that in the event of the breach by Seller of the terms and conditions of this Section 7.8 to be performed by Seller, Purchaser shall be entitled, if it so elects, to obtain damages for any breach of this Section 7.8, or to enforce the specific performance thereof by Seller or to enjoin Seller or its Selling Affiliates from performing services for any Person.

Section 7.9.    Tax Matters.

(a)    Each of Purchaser and Seller shall be responsible for and shall bear fifty percent (50%) of all Transfer Taxes. Seller shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax and provide to Purchaser evidence of payment of all Transfer Taxes. Purchaser and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b)    Seller shall bear and pay when due, or otherwise indemnify and reimburse Purchaser for, all Taxes related to the Purchased Assets or the Business that are allocable to a Pre-Closing Tax Period, and Purchaser shall bear and pay when due, or otherwise indemnify and reimburse Seller for, for all Taxes related to the Purchased Assets or the Business that are allocable to a Post-Closing Tax Period. All Taxes with respect to the Business or the Purchased Assets that relate to the Overlap Period shall be apportioned between Seller and Purchaser as follows: (i) any real, personal and intangible property, ad valorem, and other similar, non-Income Taxes shall be apportioned to the periods before and after the Closing Date pro rata, based on the number of days of such Overlap Period in the period before and ending on the Closing Date and the number of days of such Overlap Period in the period after the Closing Date and (ii) any Taxes not included in (i) above shall be apportioned to the Pre-Closing Tax Period assuming the Tax period ended on the Closing Date.

(c)    Except for Income Taxes, Seller and Purchaser shall, and shall cause their respective Representatives to, cooperate, as and to the extent reasonably requested by the other Party, in connection with preparation and filing of Tax Returns and any audit, examination or other proceeding with respect to Taxes relating to the Business or the Purchased Assets.

Section 7.10.    Governmental Investigations.  Without limitation of Section 8.7, following the Closing, Purchaser and its Affiliates on the one hand and Seller and its Affiliates on the other hand will reasonably cooperate with each other in the response to and processing of any regulatory inquiries from any Governmental Authority with respect to SMI PerClot or the Products by providing the other Party and such other Party’s legal counsel reasonable access during normal business hours to employees, records, documents and other information provided, however, that such access shall not unreasonably interfere with Purchaser’s and its Affiliates’, or Seller’s and its Affiliates’, as the case may be, respective businesses; and provided, further that any Party may restrict the foregoing access to the extent that (i) such restriction is required by applicable Law, (ii) such access would result in a violation of confidentiality obligations to a third party or (iii) disclosure of any such information would result in the loss or waiver of the attorney-client privilege (provided that such Party and/or counsel for such Party shall use their commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege).  The requesting Party shall reimburse the other Party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 7.10.

Article VIII

SURVIVAL; INDEMNIFICATION

Section 8.1.    Survival of Representations and Warranties.  The respective representations and warranties of Seller and Purchaser contained in this Agreement or in any Exhibit, Schedule or certificate attached hereto or delivered pursuant to this Agreement and the corresponding indemnification obligations set forth in this Article VIII shall survive the Closing until the date that is fifteen (15) months following the Closing Date, except that (i) the Seller Fundamental Representations (other than the representations and warranties contained in Section 5.9(c)  (Intellectual Property)) and the Purchaser Fundamental Representations and the corresponding indemnification obligations set forth in this Article VIII shall survive for a period of five (5) years following the Closing Date, (ii) the Seller Fundamental Representations contained in Section 5.9(c) and the corresponding provisions set forth in this Article VIII shall survive for a period of three (3) years following the Closing Date (it being understood and agreed for the avoidance of doubt that representations and warrantied contained in Section 5.9(c)  (Intellectual Property) with respect to Additional Transferred Intellectual Property shall similarly survive for a period of three (3) years following the Closing Date), (iii) the representations and warranties contained in Section 5.9(b)  (Intellectual Property) with respect to Additional Transferred Intellectual Property and the corresponding indemnification obligations set forth in this Article VIII shall survive for a period of fifteen (15) months following the PMA Completion Date and (iv) the representations and warranties contained in Section 5.11  (Taxes) and the corresponding indemnification obligations set forth in this Article VIII shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any extensions or waivers thereof).  Each covenant and other agreement of Purchaser or Seller hereunder or in any instrument delivered pursuant to this Agreement that specifies performance following the Closing Date and the corresponding indemnification obligations set forth in this Article VIII shall survive the Closing Date until fully performed.  No Person shall be liable for any claim for indemnification under this Article VIII unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive the expiration of the applicable survival period solely with respect to such claim until such claim is finally resolved, whether or not the amount of the Losses with respect to such claim has been finally determined at the time the notice is given.

Section 8.2.    Indemnification by Seller.  Subject to the other provisions of this Article VIII, from and after the Closing, Seller agrees to and shall indemnify Purchaser and each of its Affiliates and their respective Representatives, managers, officers and directors (the “Purchaser Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to: (a) except for the Seller Fundamental Representations or the representations and warranties contained in Section 5.11  (Taxes), any failure of any representation or warranty made by Seller in this Agreement or in any Exhibit, Schedule or certificate delivered pursuant to this Agreement to be true and correct in all respects (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representation and warranty (other than those contained in Section 5.5(a)  (Absence of Material Changes)) on and as of the date of this Agreement (or, in the case of representations and warranties contained in Section 5.9(b)  (Intellectual Property) with respect to Additional Transferred Intellectual Property, on and as of the PMA Completion Date); (b) any failure of any Seller Fundamental Representation or the representations and warranties contained in Section 5.11 (Taxes) to be true and correct in all respects (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representation and warranty) on and as of the date of this Agreement (or, in the case of representations and warranties contained in Section 5.9(c)  (Intellectual Property) with respect to Additional Transferred Intellectual Property, on and as of the PMA Completion Date); (c) any breach of any covenant or agreement by Seller contained in this Agreement; and (d) and Retained Liability.  For the avoidance of doubt, Seller’s obligations to indemnify and hold harmless the Purchaser Indemnitees pursuant to clause (c) of the immediately preceding sentence shall not terminate until the full performance of the relevant covenants in accordance with their terms.

Section 8.3.    Indemnification by Purchaser.  Subject to the other provisions of this Article VIII, from and after the Closing, Purchaser agrees to and shall indemnify Seller and its Affiliates and their respective Representatives, managers, officers and directors (the “Seller Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of, or related to: (a) except for the Purchaser Fundamental Representations, any failure of any representation or warranty made by Purchaser in this Agreement or in any Exhibit, Schedule or certificate delivered pursuant to this Agreement to be true and correct in all respects (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representation and warranty) on and as of the date of this Agreement; (b) any failure of any Purchaser Fundamental Representation to be true and correct in all respects (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representation and warranty) on and as of the date of this Agreement; (c) any breach of any covenant or agreement by Purchaser contained in this Agreement; and (d) any Assumed Liability.  For the avoidance of doubt, Purchaser’s obligations to indemnify and hold harmless Seller Indemnitees pursuant to clause (c) of the immediately preceding sentence shall not terminate until the full performance of the relevant covenants in accordance with their terms.

Section 8.4.    Limitation on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Seller, as the case may be, shall be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of Qualifying Losses which may be recovered from Seller or Purchaser, as the case may be, exceeds an amount equal to one percent (1%) of the Initial Purchase Price in which case Seller or Purchaser, as the case may be, shall be liable for all such Losses from the first dollar; provided, that (a) Seller or Purchaser, as the case may be, shall only be liable for any individual Loss or group of related Losses in excess of Twenty-Five Thousand Dollars ($25,000) (such Loss or Losses, a “Qualifying Loss”) and (b) the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, shall be an amount equal to ten percent (10%) of the Adjusted Initial Purchase Price.  Notwithstanding anything herein to the contrary, the limitations set forth in the first sentence of this Section 8.4 shall not apply to Losses incurred by (i) any Purchaser Indemnitee in connection with or arising from any matter with respect to which any Purchaser Indemnitee is entitled to indemnification pursuant to Section 8.2(b) or Section 8.2(c), as to which the maximum amount of indemnifiable Losses shall be an amount equal to the Adjusted Initial Purchase Price, or Section 8.2(d), as to which no limitation shall apply, or (ii) any Seller Indemnitee in connection with or arising from any matter with respect to which any Seller Indemnitee is entitled to indemnification under Section 8.3(b) or Section 8.3(c), as to which the maximum amount of indemnifiable Losses shall be an amount equal to the Adjusted Initial Purchase Price, or Section 8.3(d), as to which no limitation shall apply.

Section 8.5.    Losses Net of Insurance, etc.  The amount of any Loss for which indemnification is provided under Section 8.2 or Section 8.3 shall be net of (a) any amounts recovered by the Indemnified Party (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement) and (b) any insurance proceeds (net of any costs of investigation of the underlying claim and of collection and excluding, for the avoidance of doubt, any self-insurance or applicable retention) received as an offset against such Loss (each source of recovery referred to in clauses (a) and (b), a “Collateral Source”).  If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.2 or Section 8.3 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such receipt from a Collateral Source occurred immediately prior to such indemnification claim.

Section 8.6.    Indemnification Procedure.

(a)    Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 8.2 or Section 8.3, including any claim by a Person described in Section 8.7 (an “Indemnified Party”) which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) prior to the expiration of the applicable survival period set forth in Section 8.1 a certificate (a “Claim Certificate”), which Claim Certificate shall include the following information:

(i)    a statement that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party has reasonably determined in good faith that it is entitled to indemnification pursuant to this Agreement; and

(ii)    for each individual item of Loss described in Section 8.6(a)(i), the date such item was paid (if paid), the basis for any anticipated Losses and the provisions of Section 8.2 or Section 8.3, as applicable, pursuant to which the Indemnified Party is entitled to indemnification, the facts and circumstances then known to the Indemnified Party giving rise to such claim, the potential Collateral Sources of which the Indemnified Party is then aware from which the Indemnified Party may satisfy such Losses, if any, and the facts and circumstances regarding the Losses then known to the Indemnified Party, including the computation of the amount of Losses to which such Indemnified Party claims to be entitled hereunder.

(b)     In the event that the Indemnifying Party has questions with respect to the Claim Certificate or objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the questions with respect to the Claim Certificate and/or the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such notice, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims in the Claim Certificate.  If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party and the Indemnifying Party shall be permitted to submit such dispute to the courts set forth in Section 9.10.

(c)    Claims for Losses specified in any Claim Certificate and amounts from Collateral Sources and any corresponding reimbursement obligations covered by a memorandum of agreement of the nature described in Section 8.6(b), and claims for Losses the validity and amount of which have been the subject of non-appealable judicial determination of a Governmental Authority or shall have been settled with, where required, the consent of the Indemnified Party, as described in Section 8.7(d), are hereinafter referred to, collectively, as “Agreed Claims”.  Within ten (10) Business Days of the determination of  any Agreed Claim, the Party obligated to make payments pursuant to such Agreed Claim, subject to the limitations specified in Section 8.4, shall pay to the applicable Persons the amount reflected in the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the applicable Persons in a notice to the Party obligated to pay not less than two (2) Business Days prior to such payment.

Section 8.7.    Third Party Claims.

(a)    If a claim by a third party (a “Third-Party Claim”) is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the Indemnifying Party of such Third‑Party Claim; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.  The Indemnifying Party shall have ten (10) days after receipt of such notice to assume the conduct and control, at the expense of the Indemnifying Party, through counsel of its choosing which is reasonably acceptable to the Indemnified Party, of the settlement or defense of such Third‑Party Claim and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified

Party if (A) such Third‑Party Claim is reasonably foreseeable to result in Losses which are more than the amount indemnifiable by such Indemnifying Party pursuant to this Article VIII;  (B) such Third‑Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (C) such Third‑Party Claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (E) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third‑Party Claim.

(b)    Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the settlement or defense of such Third‑Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless they are reasonable and (i) the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third‑Party Claim in accordance with Section 8.7(a) or (ii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or are available to the Indemnifying Party but the assertion of which would be adverse to the interests of the Indemnified Party.  So long as the Indemnifying Party is reasonably contesting any such Third‑Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third‑Party Claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third‑Party Claim; provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third‑Party Claim unless the Indemnifying Party shall have consented to such payment or settlement.

(c)    If the Indemnifying Party does not notify the Indemnified Party within ten (10) days after the receipt of the Indemnified Party’s Claim Certificate with respect to a Third‑Party Claim that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third‑Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement or Purchaser’s right of set off pursuant to Section 3.2(c).

(d)    The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement or consent to entry of any judgment that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article VIII and does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third‑Party Claim to all Indemnified Parties of an unconditional release from all Liability with respect to such Third‑Party Claim.

(e)    The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third‑Party Claim, including making available books and records relating to such Third‑Party Claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third‑Party Claim or for testimony as witnesses in any proceeding relating to such Third‑Party Claim.

Section 8.8.    Sole Remedy/Waiver.  Except for any right to specific performance under Section 9.15, or in the case of Fraud, the Parties acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in this Article VIII shall be the sole and exclusive remedies for any claims pursuant to this Agreement or relating to this Agreement, certificates required to be executed and delivered pursuant to this Agreement, the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities or otherwise.

Section 8.9.    Punitive Damages.  Without limiting the foregoing, no Indemnified Party shall be entitled to indemnification under this Article VIII with respect to punitive damages or damages that are not reasonably foreseeable (provided that damages paid to a third party by an Indemnified Party shall constitute direct damages notwithstanding the characterization of such damages vis à vis the third party).

Article IX

MISCELLANEOUS

Section 9.1.    Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if delivered in person, if delivered by a national overnight courier service, or if sent by email, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person.  Such notices or communications shall be deemed given: at the time of personal delivery, if delivered in person; one (1) Business Day after being sent, if sent by national overnight courier service; and at the time sent, if sent by email prior to 5:00 p.m. local time of the recipient on a Business Day, or on the next Business Day, if sent by email after 5:00 p.m. local time of the recipient or on a non-Business Day.

To Seller:

CryoLife, Inc.

1655 Roberts Blvd., NW

Kennesaw, Georgia 30144

Attention:  General Counsel

Email:  legal@cryolife.com

with a copy (which shall not constitute notice) to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Attention:  Jeffrey J. Steinle

Email: jsteinle@fredlaw.com

to Purchaser:

Baxter Healthcare Corporation

One Baxter Parkway

Deerfield, IL 60015

Attention: General Counsel

Email: general_counsel@baxter.com

with a copy (which shall not constitute notice) to:

Jenner & Block LLP

353 N. Clark Avenue

Chicago, Illinois 60654

Attention:    Thomas A. Monson

                     Jason M. Casella

Email:   tmonson@jenner.com

              jcasella@jenner.com

Section 9.2.    Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3.    Assignment.  No Party may assign any of its rights, interests or obligations under this Agreement, including by sale of stock, operation of Law in connection with a merger or sale of substantially all the assets of Purchaser without the prior written consent of the other Party hereto; provided, however, that (i) nothing in the foregoing shall prohibit Purchaser from making any such assignment to any of its Affiliates and (ii) Purchaser may transfer all of its rights and obligations hereunder to any successor of the Business in connection with a tender offer, merger, consolidation, restructuring, combination, “spin-off” or other transaction which results in the transfer of control or the sale of all or substantially all of the Business.

Section 9.4.    Entire Agreement.  This Agreement (including all Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 9.5.    Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement, provided, that the provisions of Article VIII shall inure to the benefit of the Purchaser Indemnitees and the Seller Indemnitees, as applicable, and the provisions of Section 9.16 shall inure to the benefit of the Persons referenced therein.

Section 9.6.    Public Disclosure.  Notwithstanding anything herein to the contrary, each of the Parties to this Agreement hereby agrees with the other Party hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the Parties is listed, no press release or similar public announcement or communication shall be made or caused to be made concerning the execution or performance of this Agreement unless the Parties shall have consulted in advance.

Section 9.7.    Expenses.    Except as otherwise expressly provided in this Agreement, all costs and expenses (other than Taxes) incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be borne by the Party incurring such expenses.

Section 9.8.    VAT.    All payments to be made, or consideration given, pursuant to this Agreement shall be taken to be exclusive of VAT (if applicable).

Section 9.9.    Schedules.  The disclosure of any matter in any Disclosure Schedule shall expressly not be deemed to constitute an admission by Seller or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement. The Disclosure Schedule is incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in the Disclosure Schedule shall be deemed to refer to this entire Agreement, including the Disclosure Schedule.  Any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule shall be deemed to have been disclosed with respect to (a) the corresponding section or subsection of this Agreement and (b) every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face without any independent investigation or knowledge.  Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

Section 9.10.    Governing Law; Jurisdiction.

(a)    This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all Legal Proceedings (whether in contract, in tort, at law, or otherwise) that may be based upon, arise out of, or relate to this Agreement or the Transactions (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement), shall be exclusively governed by, and construed in accordance with, the laws of the State of Delaware regardless of other Laws that might otherwise govern under any applicable conflict of laws principles.

(b)    Any Legal Proceeding (whether in contract, in tort, at law, or otherwise) based upon, arising out of, or related to this Agreement and its negotiation, execution, performance, non-performance, interpretation, termination, construction or the Transactions shall be heard and determined in the state or federal courts located in the State of Delaware and the Parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Legal Proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum, or lack of jurisdiction to the maintenance of any such Legal Proceeding.  The consents to jurisdiction and venue set forth herein shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.10 and shall not be deemed to confer rights on any Person other than the Parties hereto.  Each Party hereto agrees that the service of process upon such Party in any Legal Proceeding arising out of or relating to this Agreement shall be effective if notice is given by in accordance with Section 9.1.  Each of the Parties also agrees that any final, non-appealable judgment against a Party in connection with any Legal Proceeding arising out of or relating to this Agreement shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

Section 9.11.    WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY LEGAL PROCEEDING (whether in contract, in tort, at law, or otherwise) BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS, LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.12.    Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by DocuSign or email) to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 9.13.    Headings.  The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.14.    Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any term or other provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.15.    Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties hereto in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that Purchaser, on the one hand, and Seller, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this shall include the right of Seller to cause Purchaser, on the one hand, and the right of Purchaser to cause Seller, on the other hand, to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under Article VIII of this Agreement or remedies for Fraud.  Each of the Parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (ii) any requirement under any Law in any action for specific performance to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 9.16.    Non-Recourse.

(a)    This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as Parties hereto and their permitted successors and assigns and then only with respect to the specific obligations set forth herein with respect to such Party and its permitted successors and assigns.  No past, present or future director, officer, employee or incorporator of any Party hereto shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities of any Party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to have been made in connection herewith.

(b)    The provisions of this Section 9.16 are intended to be for the benefit of, and enforceable by, the Subsidiaries, directors, officers, employees and incorporators of the Parties hereto, and each such Person shall be an intended third party beneficiary as set forth in this Section 9.16.

<signature page follows>

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

CRYOLIFE, INC.

By: _______________________________

Name:

Title:

BAXTER HEALTHCARE CORPORATION

By: _______________________________

Name:

Title: